STOCK PURCHASE AGREEMENT

by and among

EMTEC FEDERAL, INC.,

EMTEC, INC.,

SECURE DATA, INC.

and

THE STOCKHOLDERS OF SECURE DATA, INC.

Dated June 4, 2010

INDEX OF EXHIBITS

DEFINED TERMS

DEFINED TERMS
(continued)

DEFINED TERMS
(continued)

Page

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of June 4, 2010, by and among EMTEC FEDERAL, INC., a New Jersey corporation ("Buyer"), EMTEC, INC., a Delaware corporation ("Parent"), SECURE DATA, INC., a Delaware close corporation (the "Company") and the stockholders of the Company listed on the signature pages hereto (each, a "Stockholder" and collectively, the "Stockholders").

RECITALS

A. The Company has issued and outstanding 500 shares of common stock (the "Capital Stock") and no other equity securities. As of the date hereof, all of the Capital Stock is owned beneficially and of record by the Stockholders.

B. Buyer desires to purchase and the Stockholders desire to sell all of the shares of the Capital Stock (the "Acquisition") on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
THE TRANSACTION

1.1. Purchase of Capital Stock. At the Closing referred to in Section 2.1 below, the Stockholders will sell and assign to Buyer, and Buyer will purchase from the Stockholders, all of the shares of Capital Stock, free and clear of all Encumbrances.

1.2. Purchase Price Payment.

(a) Purchase Price. The aggregate purchase price for all of the Capital Stock purchased by Buyer pursuant to Section 1.1 (the "Purchase Price") payable to the Stockholders hereunder shall consist of:

(i) cash in an aggregate amount equal to $2,500,000 (the "Initial Cash Consideration"), minus, if any, the amount by which cash and cash equivalents of the Company at Closing are less than $100,000, plus, in the event that the Closing Net Working Capital exceeds the Target Net Working Capital, the amount, if any, that cash and cash equivalents of the Company are greater than $100,000, minus the amount, if any, by which the Target Net Working Capital (reduced by the amount, if any, by which the Initial Cash Consideration is reduced as a result of a shortfall in cash and cash equivalents to avoid double counting) exceeds the Closing Net Working Capital, minus the amount by which the Target Net Assets (reduced by the amount, if any, by which the Initial Cash Consideration is reduced as a result of the Closing

Net Working Capital exceeding the Target Net Working Capital to avoid double counting) exceed the Closing Net Assets (it being understood that there shall be no increase in the Purchase Price if the Closing Net Assets exceed the Target Net Assets), minus the amount of Estimated Debt;

(ii) 175,000 shares of restricted common stock of Parent ("Parent Stock") with each Stockholder receiving his Pro Rata Share of the Parent Stock, subject to the Put Option set forth in Section 8.4 and the Lock-Up Period set forth in Section 8.5 (such Parent Stock, the "Equity Consideration"), and the Stockholders shall have all rights applicable to holders of the restricted common stock of Parent, including the right to sell the Parent Stock, subject to the restrictions imposed in Section 8.5 hereof and restrictions imposed by applicable law or otherwise on all other holders of shares of restricted common stock of Parent; and

(iii) the potential right of the Stockholders to receive additional cash and stock consideration in accordance with the terms and conditions of Exhibit A attached hereto (the "Earn-Out"). Buyer shall retain and not pay to the Stockholders at Closing $300,000 of the Initial Cash Consideration (the "Holdback Amount") in an interest bearing account pending the determination of the Final Purchase Price as set forth in Section 1.2(g).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall have prepared and delivered to Buyer (i) a certificate (the "Certificate of Closing Amounts") certifying to the amount of the Transaction Expenses, specifying the amounts owing to each creditor with respect thereto (together with payment instructions therefor); and (ii) the Estimated Closing Date Balance Sheet, together with its good faith computation of Estimated Debt and all work papers and back-up materials relating thereto.

(c) Closing Payments and Deliveries. At the Closing, the Company shall: (i) pay to the appropriate creditors of the Company the Debt, as specified in payoff letters provided to Buyer, which payoff letters shall indicate the amount necessary to repay such creditors in full and that such creditors have agreed to release all Encumbrances in respect of such Debt upon receipt of the amounts indicated in such payoff letters; and (ii) pay to the appropriate parties the Transaction Expenses, as specified in the Certificate of Closing Amounts; and the Buyer shall pay to each of the Stockholders an amount of cash equal to such Stockholder's Pro Rata Share of (x) the Initial Cash Consideration, less the Holdback Amount, less (y) the sum of the amount of the Transaction Expenses and the amount of the Estimated Debt (the Initial Cash Consideration as adjusted as described herein, the "Closing Cash Consideration"), plus (z) the Equity Consideration, by wire transfer of immediately available funds to the accounts that have been designated in writing by the Stockholders at least three (3) days prior to the Closing.

(d) Closing Balance Sheet; Closing Net Working Capital; Closing Net Assets; Debt. As promptly as possible following the Closing Date, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Stockholders' Agent a statement (the "Closing Statement") consisting of (i) a consolidated balance sheet of the Company as of 11:59 pm EDT on the business day immediately prior to the Closing Date (the "Closing Balance Sheet"); and (ii) the Closing Net Working Capital, Closing Net Assets and Debt, based on the Closing Balance Sheet, together with all work papers and back-up materials relating thereto. The Closing Balance Sheet shall be prepared in accordance with the Accounting

Principles. The Stockholders' Agent agrees to provide, or cause to be provided, to Buyer any materials or information in its possession requested by Buyer as necessary for the preparation of the Closing Balance Sheet and the computation of Closing Net Working Capital, Closing Net Assets and Debt.

(e) Review by Stockholders' Agent. The Stockholders' Agent shall have a period of forty-five (45) days following delivery of the Closing Statement to review, at its expense, the Closing Balance Sheet and the computations of the Closing Net Working Capital, Closing Net Assets and the Debt. Within such forty-five (45) day period, the Stockholders' Agent shall notify Buyer in writing when the Stockholders' Agent has completed its review and whether or not the Stockholders' Agent agrees with the Closing Balance Sheet and the computations of the Closing Net Working Capital, Closing Net Assets and the Debt and if it does not agree, the amount of any disputed items. Any objection to the Closing Balance Sheet or to the computations of the Closing Net Working Capital, Closing Net Assets or Debt may only be made to the extent such balance sheet or computation has not been prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors. If the Stockholders' Agent does not give Buyer notice of the Stockholders' Agent's objection within such forty-five (45) day period, the Closing Balance Sheet and the computations of Closing Net Working Capital, Closing Net Assets and Debt shall become final and binding on the Stockholders and the Stockholders shall have no further right to disagree therewith, and the payment of the Closing Net Working Capital adjustment, Closing Net Assets adjustment and Debt adjustment pursuant to Section 1.2(g) shall be made. Buyer agrees to provide, or cause to be provided, to the Stockholders' Agent any materials or information in Buyer's possession or the possession of Buyer's accountants (upon execution of such accountants' standard waiver letter) requested by the Stockholders' Agent relating to the preparation of the Closing Balance Sheet and the computations of the Closing Net Working Capital, Closing Net Assets and Debt. The forty-five (45) day period established above will be extended by the number of days between the request by the Stockholders' Agent and the Stockholders' Agent's receipt of the materials and information.

(f) Independent Review. In the event the Stockholders' Agent and Buyer do not agree upon the Closing Balance Sheet or the computations of the Closing Net Working Capital, Closing Net Assets or Debt within ten (10) business days after delivery by the Stockholders' Agent of a notice of disagreement pursuant to Section 1.2(e), the Stockholders' Agent and Buyer shall submit to the Arbiter such Closing Balance Sheet and computations of the Closing Working Capital, Closing Net Assets and Debt, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement. The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested. Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Closing Balance Sheet or the relevant computations of Closing Net Working Capital, Closing Net Assets and Debt delivered by the Buyer pursuant to Section 1.2(d) was not prepared in accordance with the Accounting Principles, is based upon inaccurate or incomplete financial information or contains computational errors. The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Stockholders, on the other, so that the Stockholders share of such fees and disbursements shall be in the same proportion that

the aggregate amount that was unsuccessfully disputed by the Stockholders' Agent on behalf of the Stockholders (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the Stockholders' Agent to the Arbiter, and Buyer's share shall be the balance of such fees and disbursements.

(g) Closing Net Working Capital, Closing Net Assets and Debt Adjustment. Within five (5) business days after the final determination of the Closing Net Working Capital, Closing Net Assets and Debt as provided for in Sections 1.2(e) or (f), as the case may be (provided that any undisputed amount shall be paid within five (5) business days of the Stockholders' Agent's notice of objection pursuant to Section 1.2(e)),

(i) if the Purchase Price as calculated pursuant to the formula set forth in Section 1.2(a) substituting Debt for Estimated Debt (the "Final Purchase Price") is less than the Purchase Price determined at Closing (such difference, the "Purchase Price Deficit") using the Estimated Debt and assuming that the Closing Net Working Capital was equal to the Target Net Working Capital and that the Closing Net Assets were equal to the Target Net Assets (the "Closing Purchase Price"), (x) in the event that the Purchase Price Deficit is greater than the Holdback Amount, the Stockholders' Agent on behalf of the Stockholders shall pay to Buyer an amount in cash equal to the amount by which the Purchase Price Deficit exceeds the Holdback Amount, and (y) in the event that the Purchase Price Deficit is less than the Holdback Amount, the Buyer shall pay or cause to be paid to the Stockholders' Agent on behalf of the Stockholders to an account designated in writing by the Stockholders' Agent an amount in cash equal to the amount by which the Holdback Amount exceeds the Purchase Price Deficit, or

(ii) if the Final Purchase Price is greater than the Closing Purchase Price (such excess, the "Purchase Price Surplus"), the Buyer shall pay or cause to be paid to the Stockholders' Agent on behalf of the Stockholders to an account designated in writing by the Stockholders' Agent, an amount of cash equal to the amount of the Purchase Price Surplus plus the Holdback Amount.

Interest shall accrue on the Holdback Amount from the date of Closing to the date of payment thereof, at an interest rate of five percent (5%) per annum (the "Interest Rate"). Any payments made or caused to be made by the Stockholders' Agent on behalf of the Stockholders or by the Buyer to the Stockholders' Agent on behalf of the Stockholders pursuant to this Section 1.2(g) shall be treated by all parties as an adjustment in the Purchase Price received by the Stockholder hereunder.

ARTICLE II
CLOSING

2.1. Closing Date. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Dechert LLP in Philadelphia, Pennsylvania at 11:00 a.m. EDT on the date hereof, or at such other place, time or date as Buyer and the Stockholders' Agent on behalf of the Stockholders may agree in writing (such time and date being referred to herein as the "Closing Date"); provided, however, each party may deliver the executed signature pages of the documents that are to be delivered at Closing via facsimile or other electronic means and each party shall ship to the other party the original executed documents on the Closing Date

via overnight delivery for delivery the next business day. For financial accounting purposes, to the extent permitted by law, the Closing shall be deemed to have become effective as of 12:01 a.m. EDT on the Closing Date.

2.2. Closing Deliveries.

(a) Deliveries by Buyer to the Stockholders. At the Closing, Buyer shall deliver or cause to be delivered the following to the Stockholders' Agent on behalf of the Stockholders:

(i) the Closing Cash Consideration;

(ii) the Equity Consideration; and

(iii) the employment agreements between the Company and the Management Stockholders in the form attached hereto as Exhibit B (the "Management Stockholders' Employment Agreements") executed by the Company.

(b) Deliveries by the Stockholders. At the Closing, the Stockholders' Agent on behalf of the Stockholders shall deliver or cause to be delivered the following to Buyer:

(i) stock certificates representing all of the shares of Capital Stock, each duly endorsed for transfer or accompanied by duly executed stock transfer powers, free and clear of all Encumbrances;

(ii) the Certificate of Closing Amounts;

(iii) a certificate of the Secretary for the Company certifying the certificate of incorporation and bylaws of the Company and incumbency of certain officers of the Company and setting forth a copy of the resolutions adopted by the Stockholders authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(iv) a certificate of good standing for the Company from the State of Delaware dated within five (5) business days of the date hereof;

(v) a waiver and release of any and all claims against the Company from each of the Stockholders in the form set forth on Exhibit C attached hereto;

(vi) evidence that any and all Stockholders' agreements among Stockholders of the Company and any other agreements between Related Parties and the Company have been terminated;

(vii) a "payoff letter" from each of the Company's lenders in a form reasonably satisfactory to Buyer;

(viii) the Management Stockholders' Employment Agreements, executed by each of the Management Stockholders; and

(ix) UCC termination statements and similar releases and documents as Buyer reasonably determines are necessary to release or terminate any liens (other than Permitted Encumbrances) affecting the Company, in form and substance reasonably satisfactory to Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer, as follows:

3.1. Organization. The Company is duly organized, validly existing and in good standing as a close corporation under the laws of the jurisdiction of its incorporation (including, but not limited to, Subchapter XIV of the General Corporation Law of the State of Delaware) and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. Copies of the Company's certificate of incorporation, bylaws, and other constituent documents, as amended to date, have been delivered to Buyer, and are correct and complete and in full force and effect.

3.2. Capitalization and Ownership.

(a) The authorized and outstanding capital stock of the Company is set forth in Section 3.2 of the Disclosure Letter. All of the Capital Stock is owned of record and beneficially by the Stockholders, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, adverse claims, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, conditions, licenses, options or title defects of any kind whatsoever ("Encumbrances").

(b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c) The Capital Stock represents all of the issued and outstanding equity securities of the Company, and all of the outstanding Capital Stock is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of the terms of any agreement or other understanding binding upon the Company, and was issued in compliance with all applicable laws and regulations.

(d) The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Capital Stock, other than Encumbrances created or suffered by Buyer.

3.3. Subsidiaries. The sole Subsidiary of the Company was Secure Data Technologies, Inc., an Illinois corporation wholly-owned by the Company ("SDT"). SDT operated the Company's Cisco Business. On May 27, 2010, the Company disposed of SDT and the Cisco Business through a sale of all of the shares of stock of SDT to Dana Steffey. Prior to the date hereof, the Company has provided Buyer with true and correct copies of each of the documents relating to the disposition of the Cisco Business.

3.4. Qualification; Location of Business and Assets. The Company is duly qualified and in good standing and duly authorized to do business in the jurisdictions set forth in Section 3.4 of the Disclosure Letter, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary. Set forth in Section 3.4 of the Disclosure Letter is each location (specifying province or state and city) where the Company (a) has a place of business, (b) owns or leases real property and (c) owns or leases any other property, including inventory, equipment or furniture.

3.5. Authority. The Company has all requisite power and authority to enter into this Agreement and the other agreements required pursuant to this Agreement (the "Ancillary Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Ancillary Agreements to which they are a party and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the Stockholders. This Agreement has been, and each of the Ancillary Agreements to which the Company is a party will be on the Closing Date, duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute the valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors' rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law. Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by the Company of this Agreement, or the performance by the Company of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect the Company's ability to perform its obligations under this Agreement in any material respect.

3.6. No Violation of Laws or Agreements.

(a) The Company has full legal right, power and authority to enter into this Agreement and the Ancillary Agreements and to perform its respective obligations hereunder and thereunder without the need for the consent of any other person or entity. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party do

not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the compliance with the terms, conditions and provisions of this Agreement and the Ancillary Agreements by the Company, will not, with or without the giving of notice or the lapse of time, or both, (i) contravene any provision of the Company's certificate and articles of incorporation, bylaws or other constituent documents; (ii) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (iii) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Company's or any of assets or the Capital Stock or give to others any interests or rights therein; (iv) result in the maturation or acceleration of any liability or obligation of the Company (or give others the right to cause such a maturation or acceleration); or (v) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Company is a party or by which they may be bound.

(b) The Company is and has been in compliance in all material respects with all immigration related laws and regulations including but not limited to (i) the Immigration and Nationality Act (INA) §§274A, 274B, or 274C, and implementing regulations including but not limited to 8 C.F.R § 274a, pertaining to, among other things, the employment of any person with knowledge that the individual is an unauthorized alien, failure to maintain the Form I-9 (Employment Eligibility Verification), violation of laws prohibiting immigration-related employment discrimination and violations for document fraud and falsely made documents; (ii) INA §214 and implementing regulations including but not limited to 8 C.F.R. §214, 20 C.F.R. Subparts H and I, §§655.700-655.855, pertaining to, among other things, employment of foreign nationals in non-immigrant status including but not limited to H-1B and L-1 workers, requirements for admission, extension and maintenance of status of nonimmigrant workers, H-1B labor condition application requirements including but not limited to requirements regarding wages, working conditions, benefits, placement of H-1B non-immigrants at third-party sites and at places outside of area of intended employment listed on LCA, public examination files and retention of records as well as any H-1B dependant employer requirements including but not limited to non-displacement, recruitment and documentation requirements; and (iii) INA §212(a)(5)(A) and implementing regulations including but not limited to 20 C.F.R. Part 656, §§ 656.1-656.40, pertaining to, among other things, labor certification application filings, procedures, recruitment, representations, conditions of employment and prevailing wages (collectively, the "Immigration Laws").

3.7. Financial Statements. The books of account and related records of the Company fairly reflect in reasonable detail its consolidated assets, liabilities and transactions in accordance with the Accounting Principles applied on a consistent basis. The Company has delivered to Buyer the following financial statements (the "Financial Statements"):

(i) consolidated statements of income, retained earnings and cash flows of the Company for the fiscal years ended December 31, 2008 and December 31, 2009, and the consolidated statements of income, retained earnings and cash flows of the Company for

the quarter ended March 31, 2010 and consolidated balance sheets of the Company as at each of such dates.

The Financial Statements: (a) are correct and complete and in accordance with the books and records of the Company; (b) fairly present the financial condition, assets and liabilities of the Company as at their respective dates and the results of operations and cash flows for the periods covered thereby; and (c) have been prepared in accordance with the Accounting Principles applied on a consistent basis during the periods involved. All references in this Agreement to the "Balance Sheets" shall mean the balance sheets of the Company as at December 31, 2009 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean December 31, 2009.

3.8. No Undisclosed Liabilities. The Company has no material liability or material obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of Taxes and any interest or penalties relating thereto (an "Undisclosed Liability"), except (a) to the extent reflected as a liability or otherwise disclosed on the Balance Sheets, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and fully reflected as liabilities on the Company's books of account, none of which, individually or in the aggregate, has been materially adverse to the Company and (c) liabilities disclosed in Section 3.8 of the Disclosure Letter.

3.9. No Changes. Except as disclosed in Section 3.9 of the Disclosure Letter, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, there has not been:

(a) any change in the condition (financial or otherwise), assets, liabilities, prospects, net worth, earning power or business of the Company, except changes in the ordinary course of business, none of which, individually or in the aggregate, has been or will be materially adverse to the Company;

(b) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company, or any material deterioration in the operating condition of the assets of the Company;

(c) any Encumbrance of any kind on any of the assets, tangible or intangible, of the Company, other than Permitted Encumbrances as defined in Section 3.16;

(d) any strike, walkout, labor trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of the Company;

(e) any declaration, setting aside or payment of a dividend or other distribution in respect of any of the equity interests of the Company, or the direct or indirect repurchase or other acquisition of equity interests of the Company or any grant or issuance of any equity interests, option, warrant or other right to purchase or acquire such equity interests or securities convertible into or exchangeable for such equity interests;

(f) any increase in the salaries or other compensation payable or to become payable to (except normal increases in salaries made in the ordinary course of business and consistent with past practice with respect to employees), or any advance (excluding advances for ordinary business expenses made in the ordinary course of business and consistent with past practice) or loan to, any officer, independent contractor, or employee of the Company, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, severance, change in control, pension or equity benefits) to which any of the Company's officers, independent contractors, or employees may be entitled, or any payments to any pension, retirement, profit sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans, or any other payment of any kind to or on behalf of any officer, independent contractor or employee of the Company (except normal payments made in the ordinary course of business and consistent with past practice with respect to such Persons);

(g) any making or authorization of any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(h) any cancellation or waiver of any right material to the operation of the business of the Company or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against the Stockholders or any of their Affiliates;

(i) any sale, transfer or other disposition of any assets of the Company, except sales of inventory in the ordinary course of business and except for other items valued at less than $10,000 individually and $100,000 in the aggregate on the Balance Sheets;

(j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by the Company, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheets or incurred in the ordinary course of business since the Balance Sheet Date;

(k) any material adverse change or any threat of any material adverse change in the Company's relations with, or any loss or threat of loss of, any of the Company's five (5) largest suppliers, five (5) largest referral sources (who are not also customers) or customers representing $100,000 or more in annual revenue;

(l) any write-offs as uncollectible of any notes or accounts receivable of the Company or write-downs of the value of any assets or inventory by the Company other than in immaterial amounts (any aggregate amount of $10,000 or less is deemed immaterial);

(m) any change by the Company in any method of accounting or keeping its books of account or accounting practices including any changes in the assumptions underlying or method of calculating bad debt or other reserves of the Company, or any change or modification in either if the Company's existing credit, collection or payment policies, procedures and practices with respect to accounts receivable and accounts payable, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of

receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, or any change or modification with respect to the cash or cash equivalent accounts other than in the ordinary course of business;

(n) any creation, incurrence, assumption or guarantee by the Company of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by the Company of any indebtedness for money borrowed;

(o) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any Stockholder or any Affiliate thereof, except for compensation to the officers and employees of the Company in the ordinary course of business and consistent with past practice;

(p) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, abandonment, trade name or copyright, or any disclosure (other than to an employee of the Company) or other disposal or forfeiture of any trade secret, process or know-how;

(q) any Tax election (or revocation or change of a Tax election), any change in any method of accounting for Tax purposes, or any settlement or compromise of any Tax liability other than in each case in the ordinary course of business consistent with past practice; or

(r) any transaction, agreement or event outside the ordinary course of the Company's business or inconsistent with past practice, including, but not limited to, any agreement by the Company or any Affiliate thereof to compensate any officer, independent contractor, or employee of the Company in any manner upon or with respect to the consummation of the transactions contemplated by this Agreement.

3.10. Taxes.

(a) The Company has timely filed all Tax Returns required to have been filed and has timely paid all Taxes that are due and payable, whether or not shown on such Tax Returns except as disclosed on Section 3.10 of the Disclosure Letter. All such Tax Returns are true, correct and complete in all material respects and accurately reflect the taxable income (or other measure of Tax base) of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, member, creditor, independent contractor or other party. No Tax Returns of the Company are presently subject to an extension of time to file. There are no current, pending or threatened claims, assessments, notices, proposals to assess, deficiencies, investigations, audits or administrative or judicial proceeding with respect to any Taxes of the Company except as disclosed on Section 3.10 of the Disclosure Letter. No Governmental Entity with respect to which the Company files Tax Returns has claimed that the Company is or may be subject to taxation by that Governmental Entity. The Company has not executed any presently effective

waiver or extension of any statute of limitations against assessments and collections of Taxes. There are no Encumbrances with respect to Taxes on any of the assets of the Company.

(b) The Company made valid elections to be treated as an S corporation for federal and all applicable state Tax purposes, effective on January 1, 2009, which election remains in effect.

(c) Prior to the Closing Date, neither the Company nor the Stockholders has taken any action that could cause the Company cease to qualify as an "S corporation" for federal and all applicable state Tax purposes, or that could cause its subsidiaries to case to qualify as "qualified Subchapter S subsidiaries" for federal and all applicable state Tax purposes.

(d) The Company is not a party to any Tax sharing or Tax allocation agreement or any other agreement with any person or entity pursuant to which the Company would have an obligation to pay Taxes of another person following the Closing.

(e) The Stockholders have delivered to Buyer true, correct and complete copies of all federal and state income Tax Returns for the Company for all taxable periods beginning on or after January 1, 2004, together with all copies of examination reports, proposed adjustments and closing documentation relating to any Tax issues of the Company for any taxable period beginning on or after January 1, 2004.

(f) The Company has never (i) been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or similar provision of foreign, state or local law) that joined in or been required to join in filing a consolidated, combined or unitary federal, foreign, state or local income Tax Return, or (ii) been the subject of a Tax ruling or closing agreement with respect to any Tax matter that has continuing effect after Closing except as disclosed on Section 3.10 of the Disclosure Letter.

(g) The Company has never agreed to make, nor is the Company required to make, any adjustment under Section 481 of the Code (or similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise. The Company does not own an interest in any entity characterized as a partnership for federal income tax purposes.

(h) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not invested in any entity or entered into any arrangement that is a "tax shelter" within the meaning of Section 6662(d)(2)(C) of the Code. The Company has not been a participant in or a material advisor to any "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4.

(i) The Company is not (and has not been at any time during the period set forth in Section 897(c) of the Code) a United States real property holding corporation, within the meaning of Sections 897 and 1445 of the Code.

(j) The Company has not been the "distributing corporation" or the "controlled corporation" in a transaction described in Section 355(a) of the Code.

(k) The Company is not a party to any agreement (including this Agreement), contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax law).

For purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including, but not limited to, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i), above, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability, for the payment of any amounts of the type described in clauses (i) or (ii), above, as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. "Tax Returns" shall mean all required federal, state, local and foreign returns, estimates, information statements and reports relating to any and all Taxes concerning or attributable to the Company or its operations including all schedules or statements required to be included therewith and any amendments or supplements to the foregoing. "Code" shall mean the Internal Revenue Code of 1986, as amended to date.

3.11. Accounts Receivable. All of the accounts and notes receivable of the Company represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any defenses, counterclaims or offsets and have been billed and are generally due within 30 days after such billing. Section 3.11 of the Disclosure Letter sets forth (a) the total amount of accounts receivable of the Company outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

3.12. No Pending Litigation or Proceedings. Except as set forth in Section 3.12 of the Disclosure Letter, there are no actions, suits, investigations, or proceedings pending or threatened against or affecting the Company, or any of its assets or affecting the Capital Stock or the Stockholders' rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality, and there is no basis for any such action, suit, investigation or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company, or any of its assets or businesses or affecting the Capital Stock or the Stockholders' rights thereto, or enjoining or otherwise prohibiting the execution of this Agreement or the consummation of the transactions contemplated hereby. There are presently no actions, suits, investigations, or proceedings pending or threatened which challenge the validity of this Agreement or any of the transactions contemplated hereby.

3.13. Contracts; Compliance.

(a) Section 3.13(a) of the Disclosure Letter sets forth a list of the Company's material leases, licenses, contracts or commitments of any kind, oral or written, formal or informal (including, without limitation, any mortgages, security agreements, agreements relating to the borrowing of money, collective bargaining agreements, powers of attorney, distribution arrangements, intellectual property license agreements (other than licenses to standard, off-the-shelf desktop software), contracts or orders for future purchase or delivery of goods or rendition of services, non-competition or non-solicitation agreements). All leases, licenses, contracts and other commitments to which the Company is a party or by which the Company is bound are in full force and effect, and the Company has complied with the provisions thereof; the Company is not in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by the Company.

(b) No contract or any other agreement or other arrangement between the Company and its customers or any third party requires the consent of any person for such contract or other agreement to be valid and binding following the consummation or the Closing of the transactions contemplated hereby.

3.14. Compliance With Laws and Environmental Matters.

(a) Environmental Matters. No Hazardous Materials have been Released by the Company at, on, about, under or from any property now or formerly owned, operated or leased by the Company or any of its predecessors or in connection with the operation of their respective businesses. The Company has not received any requests for information, notices of claim, demands or other notifications that it (or any of its predecessors) is or may be potentially responsible with respect to any investigation or cleanup of, or liability with respect to, Hazardous Materials Released or Managed at any property now or formerly owned, operated or leased by it or at any off-site location to which the Hazardous Materials Released or Managed by it or any of its Affiliates or any of its predecessors have been transported, disposed of, or have come to be located. The Company has not received notice that it has been identified as a potentially responsible party at any federal or state National Priority List (Superfund) site. The Company does not know and has no reason to know of any facts or circumstances related to environmental matters that could lead to any future environmental claims, liabilities, expenses or responsibilities against the Company. The Company has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

(b) Compliance with Laws. Section 3.14(b) of the Disclosure Letter sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from federal, state, local and foreign governmental and regulatory bodies held by the Company, and no additional permits, certificates, licenses, approvals, registrations or authorizations are required to be held by the Company under any laws, rules and regulations in connection with their businesses. All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and the Company is in compliance with the terms and conditions thereof. The Company has complied in all respects with all applicable material federal, state and municipal statutes, rules, regulations and orders (including without limitation Environmental Laws and those relating to equal employment

practices and fair trade practices). No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity (i) with respect to any alleged violation by the Company of any law, ordinance, rule, regulation, or order of any governmental entity or Environmental Law or (ii) with respect to any alleged failure by the Company to have any permit, certificate, license, approval, registration or authorization required in connection with its business or Environmental Permit, or any suspension or adverse modification thereof, or (iii) the Management or Release of, or exposure to, Hazardous Materials by or on behalf of the Company, its Affiliates or any of the Company's predecessors or in relation to the Company's business.

(c) Certain Definitions. "Environmental Laws" means all applicable foreign, federal, state and local environmental and employee protection laws, rules, regulations, the common law, judgments, orders, consent agreements, work practices and standards. "Environmental Permits" means all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws. "Hazardous Materials" means hazardous or toxic material, substance, waste, pollutant, contaminant, chemical or substance regulated by any Environmental Laws. "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape. "Management," when referring to environmental matters, means the use, possession, generation, treatment, manufacture, process, handling, storage, recycling, transportation or disposal of Hazardous Materials.

3.15. Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation after the Closing by the Company of the businesses conducted prior to the Closing.

3.16. Title. The Company has good and marketable title to all of their properties and assets, including the properties and assets reflected in its Balance Sheets (except those disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Encumbrances, any tenancy, encroachment, right of way, easement, or any other matter affecting title, except (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs the operations of the Company, (b) liens for current taxes not yet due and payable, and (c) as disclosed in detail in Section 3.16 of the Disclosure Letter (collectively "Permitted Encumbrances").

3.17. Real Estate.

(a) The Company owns no real property. Section 3.17 of the Disclosure Letter contains a true, correct and complete list of all real properties leased, subleased, licensed or otherwise occupied by the Company or for which the Company has any obligation, financial or otherwise (collectively, the "Real Properties"). Except as disclosed in Section 3.17 of the Disclosure Letter, the Company owns or holds no leasehold interest or other right, title or interest whatsoever in any real property or occupy or operate in any real property. Except as set forth in

Section 3.17 of the Disclosure Letter, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of the Real Properties.

(b) Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed in Section 3.17 of the Disclosure Letter have previously been delivered to Buyer (collectively, the "Leases"). The Company has not assigned its rights under any of the Leases. The Leases are in full force and effect and constitute binding obligations of the Company and the other parties thereto and (i) there are no defaults thereunder by the Company or any other party thereto and (ii) no event has occurred which with notice, lapse of time, or both would constitute a default by the Company or any other party thereto.

3.18. Transactions with Related Parties. Except as disclosed in Section 3.18 of the Disclosure Letter, no Related Party:

(a) has borrowed money or loaned money to the Company that has not been repaid;

(b) has any contractual or other claim, express or implied, of any kind whatsoever against the Company;

(c) had, since January 1, 2007, any interest in any property or assets used by the Company in their business; or

(d) has been engaged, since January 1, 2007, in any other transaction with the Company (other than employment relationships at the salaries disclosed in the Disclosure Letter).

3.19. Condition of Assets. The buildings, machinery, equipment, furniture, improvements and other assets of the Company, including those reflected in the Balance Sheets, are in good operating condition and repair, have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are used in their business. There are no facts or conditions affecting such assets which could reasonably be expected to interfere with the use, occupancy or operation of such assets as currently used, occupied or operated.

3.20. Compensation Arrangements; Bank Accounts; Officers. Section 3.20 of the Disclosure Letter sets forth the following information:

(a) the names and current annual salary or hourly wage, including any bonus opportunity, if applicable, of all present officers and employees of the Company, together with a statement of the full amount of all cash remuneration paid by the Company and the Stockholders to each such person during the twelve-month period preceding May 15, 2010;

(b) the name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto; and

(c) the names and titles of all officers of the Company and of each trustee and plan administrator of each Benefit Plan.

3.21. Labor Relations.

(a) The relations of the Company with its employees are good. No employee of the Company is represented by any union or other labor organization. There is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board or similar agency. There is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving the Company. There is no grievance under any collective bargaining agreement or otherwise relating to the laws concerning union representation which might have an adverse effect on the Company or the conduct of its business as pending. No private agreement restricts the Company from relocating, closing or terminating any of its operations or facilities. In the past three (3) years the Company has not experienced any work stoppage or other labor difficulty or committed any unfair labor practice. Each employee of the Company is legally entitled to reside and work in the United States and the Company has complied with all immigration laws. Section 3.21(a) of the Disclosure Letter contains a list of all employment manuals and other similar documents containing rules or regulations or policies of the Company currently in effect regarding the general conduct, compensation, labor relations and employment and severance of the Company's employees, copies of which have heretofore been provided to Buyer.

(b) Section 3.21(b) of the Disclosure Letter sets forth a list of the Company's current employees who hold a valid, unexpired temporary work authorization, or other valid unexpired authorization to work pursuant to the INA or implementing regulations ("Work Authorization"). With respect to each of the Company's employees identified on Section 3.21(b) of the Disclosure Letter, all legal and regulatory requirements were satisfied and all of the information that the Company provided to the Department of Labor, the Department of Homeland Security, United States Citizenship and Immigration Services ("USCIS") as well as its predecessor, the Immigration and Naturalization Service (the "INS") in the application for such Work Authorization was true and complete at the time of filing. The Company has not received any notice from USCIS or any other Governmental Entity, domestic or foreign, that any non-immigrant status or work authorization has been revoked or suspended. Except as disclosed on Section 3.21(b) of the Disclosure Letter, there is no action pending or threatened regarding failure to comply in whole or in part with any immigration laws; nor is there any action pending or threatened action to revoke or adversely modify the terms of any Work Authorization.

3.22. Insurance. Section 3.22 of the Disclosure Letter contains a complete and correct list of all policies and contracts for insurance (including, but not limited to, property, product liability and general liability) of which the Company is the owner, insured or beneficiary, or covering any of its properties, indicating for each policy the carrier, risks insured, the amounts and dates of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder (each, a "Policy," and collectively, the "Policies"). Each Policy is outstanding and in full force and effect. The Company has no obligation to obtain a policy or contract for insurance other than as covered by the Policies. There is no default with respect to any provision contained in any Policy, nor has there been any failure to give any notice or present any claim under any Policy in a timely fashion or in the manner or detail required by the

Policy. Except as set forth in Section 3.22 of the Disclosure Letter, (a) there are no outstanding claims under any Policy, (b) there are no premiums or claims due under any Policy which remain unpaid, and (c) there have been no gaps in coverage for the last five years. Section 3.22 of the Disclosure Letter contains an accurate and complete description of any provision contained in any Policy which provides for retrospective or retroactive premium adjustments. Within the past two (2) years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any Policy has been received by the Company. The Company has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five (5) years.

3.23. Patents and Intellectual Property Rights.

(a) Section 3.23(a) of the Disclosure Letter sets forth a complete and accurate list of all patents and patent applications, registered trademarks, applications for registration of trademarks and material unregistered trademarks, registered and material unregistered copyrights (including computer software programs), registrations and applications for industrial designs, and domain name registrations owned or held for use by the Company in the conduct of its business, specifying as to each such item, as applicable: (i) the owner of the item, (ii) the jurisdictions in which the item is held, issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the date of application and issuance or registration of the item.

(b) The Company owns or is licensed or otherwise has the right to use all Intellectual Property used in the conduct of its business as currently conducted and as proposed to be conducted.

(c) The business operations of the Company as it is currently conducted or proposed to be conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not and will not, infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction, and no claim has been made, notice given, or dispute arisen to that effect. The Company has no pending claims that a third party has violated or infringed any Intellectual Property owned or licensed to the Company, and to the knowledge of the Company, no third party is violating or infringing any Intellectual Property owned or licensed to the Company.

(d) All of the items of Intellectual Property listed in Section 3.23(a) of the Disclosure Letter are valid and in full force, are held of record in the name of the Company free and clear of all liens, claims or encumbrances (including claims of joint authors or inventors and moral rights), and are not the subject of any cancellation, opposition or reexamination proceeding, or any other proceeding challenging their extent, ownership or validity. The Company is the applicant of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright, mask work and domain name registration indicated in Section 3.23(a) of the Disclosure Letter as owned by the Company, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

(e) The Company has taken commercially reasonable steps to preserve and protect the confidentiality of the proprietary information, trade secrets, and know-how of the Company. To the knowledge of the Company, there has been no unauthorized release, publication, disclosure or other dissemination (i) of the trade secrets, know-how or other confidential or proprietary information of the Company or (ii) by the Company of any third party's trade secrets, know-how or other confidential or proprietary information.

(f) No Intellectual Property owned by the Company was developed, in whole or in part (i) pursuant to or in connection with the participation by a company, or any officer, employee, agent, consultant or contractor of the Company, in the development of any professional, technical or industry standard, (ii) under contract with or to any Governmental Entity, or (iii) using any software, software development toolkits, databases, libraries, scripts, or other, similar modules or components of Software that are subject to "open source" or similar license terms.

(g) No Intellectual Property owned or purported to be owned by the Company (a) was created as a work for hire (as defined under U.S. copyright law) by persons who were at the time of creation the regular, full-time, salaried employees of the Company, the Intellectual Property rights in which are now owned by the Company; or (b) was fully and irrevocably assigned and transferred to the Company pursuant to a written agreement executed by the inventor(s) or author(s), whether such inventor(s) or author(s) were employees, contractors or agents of the Company.

(h) All Intellectual Property owned or purported to be owned by the Company was created by persons who at the time were either full-time employees of the Company who created the Intellectual Property in the course of their employment or they were contractors, all of whom have transferred and assigned all of their rights in and to such Intellectual Property to the Company pursuant to written assignment agreements and have waived their moral rights and rights of a similar nature in and to such Intellectual Property.

(i) Information Technology. The information technology systems owned, licensed, leased, operated on behalf of, or otherwise held for use in the business by the Company, including all computer hardware, software, firmware and telecommunications systems used in the business of the Company, is adequate for the operation of the business of the Company to date and operates in material conformance with the specifications for such systems.

(j) As used herein, "Intellectual Property" means all rights recognized anywhere in the world arising under (i) patents and patent applications, including any continuations, divisionals, continuations-in-party, extensions or reissues of the foregoing; (ii) trademarks, service marks, logos, taglines, trade dress and other indicators of source, and all registrations and applications for registration of any of the foregoing, and all renewals thereof, and all business goodwill appurtenant thereto; (iii) works of authorship and copyrightable works, whether or not registered or published, and all registrations and applications for registration of copyrights; (iv) industrial designs, (v) Internet domain name registrations; (vi) computer software and databases; (vii) trade secrets and confidential or proprietary information, methods, processes and formulae; and (viii) publicity and personality rights.

3.24. Employee Benefits Matters.

(a) Set forth on Section 3.24(a) of the Disclosure Letter is a true and complete list of each Benefit Plan.

(b) Benefit Plans.

(i) As applicable with respect to each Benefit Plan, the Company has delivered to Buyer, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service ("IRS") determination or opinion letter and each currently pending application to the IRS for a determination letter and (vi) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA.

(ii) The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other laws except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA, the Code or another applicable law, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision. Any noncompliance or failure properly to administer a Benefit Plan or related trust has not exposed such Benefit Plan or related trust, the Company, any ERISA Affiliate or the Buyer to any taxes, penalties or liabilities to any person, the Benefit Plan to disqualification or the trust to a loss of tax-exempt status.

(iii) The Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

(iv) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(v) There are no pending audits or investigations by any governmental agency involving any Benefit Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the best knowledge of the Company is there any basis for any such claim, suit or proceeding.

(vi) Neither the Company, any ERISA Affiliate, nor to the best knowledge of the Company, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, the Company, any ERISA Affiliate or Buyer to a tax, penalty or liability for a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code.

(vii) The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the regulations issued thereunder.

(viii) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(ix) The Stockholders' execution of, and performance of the transactions contemplated by, this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee.

(x) Each Benefit Plan that constitutes a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code complies both in form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(xi) Neither the Company nor any ERISA Affiliate has any commitment to modify or amend any Benefit Plan (except as required by law or to retain the tax qualified status of any Benefit Plan). Neither the Company nor any ERISA Affiliate has any commitment to establish any new benefit plan, program or arrangement.

(xii) The Company has, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for such entities as common law employees, independent contractors or agents, as applicable.

(xiii) The assets of each Benefit Plan which provide retirement, medical or life insurance benefits following retirement are at least equal to the liabilities of such Benefit Plan. Buyer will incur no liability with respect to any such Benefit Plan with respect to service thereunder performed before the Closing Date.

3.25. Brokerage. Except as set forth in Section 3.25 of the Disclosure Letter, the Company has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

3.26. Relationship with Customers and Suppliers.

(a) Since January 1, 2009, no material customer has ceased, or threatened to cease, to use the products or services of the Company, has reduced materially or threatened to reduce materially, the amount of products or services historically purchased from the Company or has threatened to otherwise materially and adversely modify its business relationship with the Company.

(b) Since January 1, 2009, no supplier has ceased, or threatened to cease, to deliver the products or services used by the Company, has reduced materially or threatened to reduce materially, the delivery of such products or services or has or has threatened to otherwise materially and adversely modify its business relationship with the Company.

3.27. Employee Loans. At or prior to Closing, all advances (excluding advances for ordinary business expenses made in the ordinary course of business and consistent with past practice) or loans to any officer, independent contractor, or employee of the Company have been discharged, paid, or satisfied.

3.28. Disclosure.

(a) No representation or warranty by the Company in this Agreement, the Ancillary Agreements or the Disclosure Letter contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein when taken as a whole not misleading or necessary to provide Buyer with adequate and substantially complete information as to each of the Company and its affairs.

(b) The Company has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to Buyer as follows:

4.1. Ownership of Shares. Each Stockholder is the holder of record and owns beneficially the Capital Stock listed next to the name of such Stockholder on Section 4.1 of the

Disclosure Letter, free and clear of any Encumbrances. At the Closing, each Stockholder will deliver to Buyer good and valid title to its Capital Stock, free and clear of any Encumbrances. No Stockholder is a party to any voting trust, proxy or other agreement with all respect to the voting of any Capital Stock which will remain in force or effect after the Closing.

4.2. Authority. Each Stockholder has full legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Stockholder is a party and to perform its obligations hereunder and thereunder. Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which any Stockholder is a party by the Buyer and the Company, as the case may be, this Agreement and each Ancillary Agreement to which such Stockholder is a party constitutes the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors' rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law. Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by any Stockholder of this Agreement, or the performance by such Stockholder of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect such Stockholder's ability to perform its obligations under this Agreement in any material respect.

4.3. Consents. No consent, approval, or authorization of, or exemption by, or filing is required to be obtained or made by any Stockholder in connection with the execution, delivery, and performance by such Stockholder of this Agreement, or any Ancillary Agreement to which such Stockholder is a party or the taking by such Stockholder of any other action contemplated hereby or thereby or the continuation after the Closing by the Company of the businesses conducted prior to the Closing.

4.4. No Violation of Laws or Agreements. The execution, delivery and performance by each Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is a party thereto, and the consummation by such Stockholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which such Stockholder is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of such Stockholder's Capital Stock or give to others any interests or rights therein; (c) result in the maturation or acceleration of any liability or obligation of such Stockholder (or give others the right to cause such a maturation or acceleration); or (d) result in the termination of or loss of any right (or give others the right to cause such a

termination or loss) under any agreement or contract to which such Stockholder is a party or by which it may be bound.

4.5. Brokers and Finders. Except as set forth in Section 4.5 of the Disclosure Letter, no Stockholder has employed any investment banker, broker or finder, or incurred any liability for brokerage fees, commissions or finders fees, in connection with the transactions contemplated by this Agreement.

4.6. Investment Representations

(a) Accredited Investor. Each Stockholder is an "Accredited Investor" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

(b) Investment. Each Stockholder is acquiring the Parent Stock for investment for such Stockholder's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Each Stockholder understands that the Parent Stock has not been, and will not be when issued, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.

(c) Knowledge and Experience. Each Stockholder has such knowledge and experience in financial and business matters, and with respect to transactions of the kind and scope contemplated by this Agreement, that such Stockholder is capable of evaluating the merits and risks of an investment in the Parent Stock and of making an informed investment decision. Each Stockholder understands that the acquisition of Parent Stock involves a high degree of risk, and there can be no assurance that the Parent's business objectives will be obtained.

(d) Independent Investigation. In making the decision to acquire the Parent Stock, each Stockholder (i) has relied solely upon independent investigations made by such Stockholder and (ii) has been given the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of Parent and Buyer and to ask questions of, and to receive answers from, management or other persons acting on behalf of Parent and Buyer, to the extent such persons possess such information, each as such Stockholder has deemed necessary. Each Stockholder further acknowledges that such Stockholder has had such opportunity to consult with such Stockholder's own counsel, financial and tax advisors and other professional advisors as such Stockholder believes is sufficient for purposes of the acquisition of the Parent Stock.

(e) Registration. Each Stockholder understands and acknowledges that neither the Parent nor the Buyer has made any representations or agreements with respect to the registration of the Parent Stock under the Securities Act, that there are no current plans to effect such registration and it is not anticipated that there will be any market for the Parent Stock, and that, as a result, such Stockholder must be prepared to bear the economic risk of the Parent Stock investment therein for an indefinite period of time.

(f) Restrictions on Transfer; Legends. Each Stockholder acknowledges, understands and agrees that the Parent Stock to be received will constitute "restricted securities" under the Securities Act and applicable regulations inasmuch as they will be acquired in transactions not involving a public offering, and that under such laws and applicable regulations the Parent Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Each Stockholder acknowledges, understands and agrees that if the Parent Stock is ever in certificated form, then so long as such restrictions remain in effect such certificate(s) shall be stamped or otherwise imprinted with a legend substantially in the following form:

> THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Such certificate(s) shall not bear such legend referred to above if, in the opinion of counsel reasonably satisfactory to the Parent, the Parent Stock represented thereby may be publicly sold without registration under the Securities Act and any applicable state securities laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company as follows:

5.1. Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

5.2. Authorization. Buyer has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no further action is required on the part of Buyer to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which Buyer is a party has been duly executed and delivered by Buyer, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Buyer, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors' rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law. Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by Buyer of this Agreement, or the performance

by Buyer of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect Buyer's ability to perform its obligations under this Agreement in any material respect.

5.3. Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4. Brokerage. Except as set forth in Section 5.4 of the Disclosure Letter, Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

5.5. No Violation of Laws or Agreements. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreement to which the Buyer is a party thereto, and the consummation by the Buyer of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) contravene any provision of Buyer's certificate and articles of incorporation, bylaws or other constituent documents; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Buyer is a party or by which any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (c) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Buyer's capital stock or give to others any interests or rights therein; (d) result in the maturation or acceleration of any liability or obligation of the Buyer (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Buyer is a party or by which it may be bound.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

6.1. Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted.

6.2. Authorization. Parent has all requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of

Parent and no further action is required on the part of Parent to authorize the Agreement and any Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which Parent is a party has been duly executed and delivered by Parent, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting creditors' rights and subject to general principles of equity, including the principles applicable to fiduciaries, regardless of whether such enforceability is considered in a proceeding in equity or at law. Each consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body, or any other Person required by applicable law on or before the Closing for or in connection with the execution and delivery by Parent of this Agreement, or the performance by Parent of its obligations hereunder, will have been obtained or made on or before the Closing, except where the failure to obtain any such consent, authorization, order, approval, filing or registration would not affect Parent's ability to perform its obligations under this Agreement in any material respect.

6.3. Capitalization. The authorized capital stock of Parent consists of 25,000,000 shares of common stock, par value $.01 per share (the "Parent Common Stock"). At the close of business on April 5, 2010, 15,742,431 shares of Parent Common Stock were issued and outstanding.

6.4. Consents. No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.5. Brokerage. Except as set forth in Section 6.5 of the Disclosure Letter, Parent has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

6.6. No Violation of Laws or Agreements. The execution, delivery and performance by Parent of this Agreement and the Ancillary Agreement to which Parent is a party thereto, and the consummation by Parent of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) contravene any provision of Parent's certificate and articles of incorporation, bylaws or other constituent documents; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which the Parent is a party or by which any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation; (c) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of Parent's capital stock or give to others any interests or rights therein; (d) result in the maturation or acceleration of any liability or obligation of Parent (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any right (or

give others the right to cause such a termination or loss) under any agreement or contract to which the Parent is a party or by which it may be bound.

ARTICLE VII
MUTUAL COVENANTS

7.1. Reasonable Efforts.

(a) Subject to the terms and conditions provided in this Agreement, after the Closing each of the parties hereto shall cooperate with one another and use reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) Notwithstanding anything to the contrary herein, neither Buyer nor Parent shall be required to agree to any divestiture by Buyer, Parent or the Company or any of Parent's subsidiaries, Buyer's subsidiaries or their respective Affiliates of shares of capital stock or of any business, assets or property of Buyer, Parent or their respective subsidiaries or Affiliates or the Company or its Affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

7.2. Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely or evidencing the consummation of the Acquisition, this Agreement and the transactions contemplated hereby and thereby.

7.3. Audit. As soon as practicable following execution of this Agreement, the Stockholders shall cooperate with Buyer's public accountants to prepare and deliver to Buyer, at Buyer's expense, audited financial statements for the Company for the year ended December 31, 2009 and such other periods as Buyer may reasonably request, which are prepared in accordance with GAAP and satisfy the Regulation S-X rules for public company audited financial statements, along with appropriate other documents to allow for use of such financial statements in public filings. The Stockholders shall also use their commercially reasonable best efforts to reasonably cooperate with Buyer and Buyer's public accountants in connection with filings that Parent, Buyer or their respective Affiliates are required to make under applicable law in which financial statements or other information regarding the Company is required to be included, including, without limitation, providing necessary consents to the inclusion of financial statements in such filings.

7.4. Stockholder Receivables. The parties acknowledge that certain accounts receivable of Company were distributed to the Stockholders prior to Closing (the "Stockholder

Receivables"). A list of the Stockholder Receivables is attached hereto as Exhibit F. After the Closing, Buyer shall cause the Company to use its commercially reasonable efforts to collect the Stockholder Receivables. On the first day of each month following the Closing, Buyer shall remit to the Stockholders' Agent on behalf of the Stockholders the aggregate of any proceeds received from customers by the Company with respect to the Stockholder Receivables during the immediately preceding month. The Stockholders' Agent shall then pay to each Stockholder such Stockholder's Pro Rata Share of such proceeds in accordance with the percentages allocable to each Stockholder on Exhibit F. Payments received from any customers listed on Exhibit F shall be applied to specific invoices as directed by the customer. However, if the customer does not reference a specific order or invoice number, then payments shall be applied beginning with such customer's oldest outstanding accounts receivable balance.

ARTICLE VIII
COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

8.1. Confidentiality. The Stockholders shall, and shall cause their respective Affiliates and representatives to, keep confidential and not disclose to any other person or entity or use for its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property regarding the Company or each of its businesses and operations ("Confidential Information") in its possession or control. The obligations of the parties under this Section 8.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 8.1; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the parties shall notify the appropriate Company as early as reasonably practicable prior to disclosure to allow such Company to take appropriate measures to preserve the confidentiality of such Confidential Information at the cost of such Company.

8.2. Non-Solicitation and Non-Competition.

(a) In consideration of the payment of the Purchase Price by Buyer to the Stockholders and in order that Buyer may enjoy the full benefits of ownership of the business of the Company, the parties agree as follows:

(i) Each of Raymond Kelly, and the Swanson Living Trust dated March 19, 2007 on behalf of itself and any trustees (collectively, the "Non-Competing Stockholders") hereby covenants and agrees that such Non-Competing Stockholder shall not, directly or indirectly, engage, directly or indirectly, in any Competitive Activities. For purposes of this Section 8.2, "Competitive Activities" shall mean any business within any state of the United States that, directly or indirectly, provides strategic information technology consulting services. The Non-Competing Stockholders and Buyer agree that the foregoing covenant is intended to prohibit the Non-Competing Stockholders from engaging in the Competitive Activities, as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity (except as a holder of equity or debt securities of a corporation which has a class of securities that are publicly traded on a stock exchange or the

recognized over-the-counter market, and then only to the extent of owning not more than one percent (1%) of the issued and outstanding debt or equity securities of such corporation) for any person, firm or corporation.

(ii) Each Stockholder covenants and agrees that each Stockholder shall not, directly nor indirectly, (A) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer, the Company, any of their respective Affiliates or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer, the Company, any of their respective Affiliates, or any successor to any of the foregoing, or (B) engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors that were billed or paid by the Company during the twenty-four (24) month period preceding the date hereof.

(b) Term. The duration of the restrictions contained in Section 8.2(a) shall be for a period of three (3) years, commencing on the date hereof.

(c) Specific Performance. Each Stockholder understands and agrees that the restrictions contained herein are a reasonable and necessary protection of the legitimate interests of the Company and Buyer and that any failure of any Stockholder to comply with the requirements of this Section 8.2 will cause the Company and Buyer irreparable injury. Each Stockholder acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 8.2 will be inadequate and, accordingly, each Stockholder covenants and agrees that the Company and Buyer shall, in addition to any other rights and remedies which such Company and Buyer may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of the Company and Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company and Buyer may have as a result of any such breach or threatened breach.

8.3. Access to Information Post-Closing. During the five (5)-year period following the Closing Date, each party hereto shall cooperate with and make available to the other party, upon reasonable advance notice and during normal business hours, reasonable access to all books and records, Tax Returns and records, contracts and other information existing prior to and at the Closing Date which are necessary or useful in connection with any litigation, insurance matter, financial reporting requirement or obligation, Tax inquiry, audit, investigation or dispute, or any other matter requiring such books and records or information for any reasonable business purpose relating to the Company. The party requesting such access shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys' fees) reasonably incurred in connection with providing such books and records or other information.

8.4. Put Option.

(a) On the third (3rd) anniversary of the date hereof (the "Put Date"), subject to Section 8.4(b) below, the Stockholders shall each have the individual one-time option to sell

(the "Put Option") all, but not less than all, of their respective shares of Parent Stock making up the Equity Consideration (the "Put Shares") to Parent (or its designee, provided that Parent remains liable for the performance of the designee) for the Option Purchase Price. Each Stockholder may exercise the Put Option by delivery to Parent at least thirty (30) days prior to the Put Date of a written notice signed by such Stockholder. A Stockholder's rights under this Section 8.4 shall terminate if a valid notice has not been received by Parent from such Stockholder at least thirty (30) days prior to the Put Date.

(b) If a Stockholder exercises the Put Option, Parent shall cause the closing of the Put Option to occur not later than sixty (60) days following Parent's receipt of the written exercise notice from such Stockholder.

(c) At the closing of the Put Option, the Stockholder shall deliver the certificates, if any, evidencing the Put Shares, accompanied by a duly executed instrument of transfer, and any other documents that are necessary to transfer to Parent and/or its designee(s) good title to the Put Shares, free and clear of all liens other than those imposed under this Agreement, and concurrently with such delivery, Parent and/or its designee(s) shall deliver to the Stockholder exercising his Put Option the full amount of the Option Purchase Price for such Put Shares in cash by certified or bank cashier's check.

(d) It is understood and agreed by the Stockholders that upon any transfer of the Put Shares, all rights with respect to a Put Option for such Put Shares will terminate. The rights of the Put Shares with respect to the Put Option are not assignable without the prior written consent of Parent, which consent may be withheld in Parent's sole discretion; provided, however, in the event of the death of a Stockholder, such Stockholder's rights with respect to the Put Option shall transfer in accordance with such Stockholder's estate plan without necessitating the consent of Parent. A deceased Stockholder's estate shall give written notice to Parent of the death of such Stockholder, and the identity of the successor in interest, or successors in interest, as the case may be, to the deceased Stockholder's Put Option. Upon Parent's receipt of such written notice, such successor in interest (or successors in interest) shall have all rights that the deceased Stockholder would have had with respect to the Put Option.

8.5. Lock-Up Period. With respect to the Equity Consideration, during the applicable Lock-up Period, the Stockholders will not, without the prior written consent of Parent, directly or indirectly, (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Parent Stock, or (y) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Parent Stock, whether any such swap or transaction is to be settled by delivery of the Parent Stock or other securities, in cash or otherwise.

ARTICLE IX
TAX MATTERS

9.1. Preparation of Returns.

(a) From and after the Closing Date, Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all taxable periods beginning after the Closing Date.

(b) Subject to Section 10.1(c), Buyer shall, at Stockholders' expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date that have not been filed as of the Closing Date, including voluntary disclosure filings in any jurisdictions in which either Company has conducted business but has not previously filed Tax Returns (the "Company Pre-Closing Returns"). Buyer shall provide to Stockholders' Agent, for its review and comment, drafts of the Company Pre-Closing Returns to be filed after the Closing Date not later than thirty (30) days prior to the deadline for filing such returns, and shall make all changes reasonably requested by Stockholders' Agent; provided that Stockholders' Agent shall have requested such changes within fifteen (15) days after receiving such returns.

(c) In the case of any taxable period beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), Buyer shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are required to be filed with respect to such Straddle Periods (the "Straddle Period Returns"). The Straddle Period Returns shall be prepared, where relevant, in a manner consistent with past practices except as otherwise required by applicable law. Buyer shall provide to Stockholders' Agent, for its review and comment, drafts of the Straddle Period Returns to be filed after the Closing Date not later than thirty (30) days prior to the deadline for filing such returns, and shall make all changes reasonably requested by Stockholders' Agent; provided that Stockholders' Agent shall have requested such changes within twenty (20) days after receiving such returns. The Stockholders shall pay to the Company the amount of any other Taxes apportioned to the Interim Period at least five (5) days prior to the date for payment of such Taxes to the extent such Taxes exceed the amount, if any, reserved on the face of the Closing Balance Sheet and taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

9.2. Tax Indemnification. After the Closing Date and up to any applicable statute of limitations, the Stockholders shall indemnify and hold harmless the Buyer and the Company from and against any Losses resulting from any Accounting Method Taxes and any Losses resulting from any Pre-Closing Taxes, including (i) any losses related to the failure by the Company to (in accordance with applicable law) report, withhold from or pay all required Taxes with respect to, wages, commissions and other compensation paid or owing to any employee or independent contractor of the Company, (ii) the Stockholders' liability for transfer Taxes under Section 9.5, (iii) any increase in Tax liability resulting from the Company being liable for any Taxes (1) of any consolidated group of which the Company was a member on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign provisions and (2) of any Person as transferee or successor, by contract or otherwise for any Pre-Closing Tax Period or Interim Period and (iv) any sales, use or similar Taxes the

Company or Buyer is required to impose, collect or pay, whether or not such Taxes are payable before or after the Closing, to the extent such Taxes must be imposed, collected or paid on equipment, products or services sold or contracted for lease by the Company prior to Closing. The Stockholders shall reimburse Buyer for any Taxes of the Company that are the responsibility of the Stockholders pursuant to this Section 9.2 within fifteen (15) business days of receipt of notice from Buyer that payment of such Taxes has been made by Buyer or the Company.

9.3. Income Tax Refunds and Cooperation. With respect to any pending or subsequently filed claim for refund of any Taxes of the Company in respect of any Pre-Closing Tax Period or Interim Period, or any claims or actions for refund of such Taxes by the Stockholders, Buyer agrees that the Stockholders will retain the right, with the cooperation of the Company, to prosecute, settle or abandon, on behalf of herself or the Company, each of such claims or actions at the Stockholders' expense; provided, however, that neither the Stockholders nor the Company shall prosecute, settle or abandon any such claim or action in a manner that may have adverse effect on the other parties' Tax position or indemnification obligations under this Agreement. In the event that any income Tax refund is received by the Company in respect of any Pre-Closing Tax Period or Interim Period, the Company shall pay to the Stockholders an amount equal to such refund plus any interest earned on such refund less any expenses incurred by the Company, except to the extent such refund is reflected as an asset on the Closing Balance Sheet and is taken into account in determining any adjustment to the Initial Cash Consideration pursuant to Section 1.2(a).

9.4. Assistance and Records. The parties shall provide each other with such assistance as each may reasonably request in connection with (i) the preparation of Tax Returns required to be filed with respect to the Company, (ii) any audit or other examination by any Governmental Entity, (iii) any judicial or administrative proceedings relating to liability for Taxes, or (iv) any claim for refund in respect of such Taxes. Such assistance shall include making employees available to other parties and their counsel, providing additional information and explanation of any material to be provided, and furnishing to or permitting the copying by any party or its counsel of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with any such return, audit, examination, proceeding or claim. The Stockholders will retain the right with the participation of the Company, to conduct and resolve (at the Stockholders' Expense) any audit, administrative or judicial proceeding relating to income Taxes with respect to any period (or portion thereof) ending prior to or on the Closing Date, to the extent the Stockholders may be obligated to indemnify Buyer, Parent and the Company pursuant to Section 9.2; provided, however, that no resolution of such proceeding shall be accepted that may have an adverse effect on the Company, Parent or Buyer, in which case, the Company will have the right to participate in and approve of the resolution of such proceeding. The Company will promptly notify the Stockholders' Agent of any such audit, proposed adjustment or related matter that could affect the Stockholders' Tax liability pursuant to Section 9.2. The Company will retain and upon the reasonable request of the Stockholders' Agent provide any records or information which may be relevant to any such return, audit, examination, proceeding or claim. The Stockholders shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company, Buyer or Parent.

9.5. Transfer Taxes. All sales, use, documentary, transfer or similar Taxes imposed as a result of the transactions contemplated hereby shall be paid by the Stockholders when due, and

the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, the Buyer will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

10.1. Survival. The representations and warranties under this Agreement, any Ancillary Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until the expiration of the two (2) year period following the Closing Date (the "Survival Period") and no action or claim for Losses (as hereinafter defined) resulting from any breach of representations and warranties shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a) claims for breach of representations and warranties relating to Section 3.2 hereof (relating to capitalization), Sections 3.1, 5.1 and 6.1 hereof (relating to organization), Section 3.3 hereof (relating to subsidiaries) Section 3.5, 4.2, 5.2 and 6.2 hereof (relating to authority), Sections 3.25, 4.5 and 5.4 hereof (relating to brokers) and Section 4.1 hereof (relating to ownership) which may be asserted without limitation;

(b) claims under Section 10.2 or for breach of representations and warranties relating to Section 3.10 hereof (relating to tax matters), Section 3.14 hereof (relating to environmental matters), and Section 3.24 hereof (relating to employee benefits matters), which may be asserted until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c) any claims which have been asserted and which are the subject of a written notice from the Stockholders' Agent to Buyer or from Buyer to the Stockholders' Agent, as may be applicable, prior to the expiration of the Survival Period, which notice specifies in reasonable detail the nature of the claim.

10.2. General Indemnification.

(a) The Stockholders, jointly and severally, shall indemnify and defend and shall compensate and reimburse the Company, Buyer, Parent and each of their respective directors, officers and employees (the "Buyer Indemnitees") and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any breach of any representation or warranty made by the Company or any Stockholder in this Agreement or any Ancillary Agreement; or

(ii) any breach of any covenant or agreement made by any Stockholder in this Agreement or any Ancillary Agreement, whether such covenant of the Stockholders requires performance prior to or after the Closing, or any breach of any covenant made by the Company in this Agreement or any Ancillary Agreement which covenant of the Company required performance prior to the Closing; or

(iii) any liabilities related to the Cisco Business, including liabilities arising from the disposition of the Cisco Business, any agreement entered into by the Company or Raymond Kelly in connection with the disposition of the Cisco Business or any liabilities to the Stockholders in connection with the disposition of the Cisco Business or otherwise;

provided, however, that (A) the Stockholders shall not have any obligation to indemnify the Buyer Indemnitees from and against Losses resulting from, or arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company or any Stockholder until the Buyer Indemnitees have suffered Losses by reason of all such breaches in excess of $25,000 (the "Basket"), after which point the Stockholders will be obligated to indemnify the Buyer Indemnitees from and against the aggregate amount of all such Losses regardless of the Basket; (B) there will be an aggregate ceiling equal to $3,000,000 (the "Cap Amount") on the obligation of the Stockholders to indemnify the Buyer Indemnitees from and against Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Company and any Stockholder; provided further however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for breach of representations and warranties relating to Section 3.2 (relating to capitalization), Section 3.1 (relating to organization), Section 3.3 (relating to subsidiaries), Section 3.5 (relating to authority), Section 3.6(b) (relating to immigration matters), Section 3.10 (relating to taxes), Section 3.14 (relating to environmental matters), Section 3.16 (relating to title), Section 3.24 (relating to employee benefits matters), Section 3.25 (relating to brokers), Section 4.1 (relating to ownership of shares), Section 4.2 (relating to authority), Section 4.5 (relating to brokers), or to claims of, or causes of action based upon, fraud; and (C) the total liability of each Stockholder with respect to claims under Section 10.2 shall not exceed its Pro Rata Share of the Purchase Price.

(b) Without limiting any other remedies available at law or in equity, Buyer shall have the right to set off against any payments due and owing from Buyer in connection with the Bonus Payments and the Earn-Out (including the Earn-Out Equity Consideration, as defined in Exhibit A) in accordance with Section 10.2(c) hereof.

(c) Prior to any such set off, Buyer shall provide each of the Stockholders with written notice of Buyer's intended set off, which such notice shall include the basis for such set off, the amount of such set off, the calculation of such amount and documentation substantiating the amount and basis for the proposed set off. Stockholders shall have thirty (30) days from the receipt of such notice to object to the proposed set off. If the Stockholders provide Buyer with such objection, then Buyer and Stockholders shall participate in good faith negotiations in order to settle the matter within ten (10) days from Buyer's receipt of the Stockholders' notice of objection. In the event Buyer and the Stockholders cannot reach an agreement, the matter shall be submitted to an arbitrator mutually agreeable to Buyer and Stockholders for determination in accordance with the rules of the American Arbitration Association. In the event Buyer and Stockholders cannot agree upon an arbitrator, each of Buyer and the Stockholders shall each choose an arbitrator and those two arbitrators shall choose an arbitrator that shall decide the matter.

(d) From and after the Closing, any indemnification to which Buyer is entitled under this Agreement as a result of any Losses incurred under Section 10.2(a) shall be satisfied

first by set off against any payments owed with respect to the Bonus Payments and then against any payments owed with respect to the Earn-Out.; provided, however, to the extent it is later finally determined by a court of competent jurisdiction, by an arbitrator or by the agreement of the parties that any amount that was so set off, or any portion thereof, was not due and owing to Buyer, Buyer shall pay such amounts, plus interest at a rate of five percent (5%) per annum from the date of such set off, to the Stockholders' Agent (for distribution to the Stockholders) promptly after such final determination. Any amounts set off pursuant to Section 10.2(b) shall apply towards the Cap Amount on the obligation of the Stockholders to indemnify the Buyer Indemnitees.

(e) No limitation or condition of liability provided in this Article X shall apply to any breach of any representation or warranty contained herein if such breach of representation or warranty is adjudicated by a court of competent jurisdiction to have been made willfully or with intent to deceive.

(f) Buyer shall indemnify the Stockholders and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i) any breach of any representation or warranty made by Buyer or Parent in this Agreement or any Ancillary Agreement; or

(ii) any breach of any covenant or agreement made by Buyer or Parent in this Agreement or any Ancillary Agreement;

provided however, that indemnification obligations of the Buyer for breaches of representations and warranties pursuant to Section 10.2(f)(i) shall not exceed the Cap Amount, provided further however, that the limitations in this paragraph shall not apply to Losses arising in respect of claims for breach of representations and warranties relating to Sections 5.1 or 6.1 (relating to organization), Sections 5.2 or 6.2 (relating to authorization) or Sections 5.4 or 6.4 (relating to brokers).

(g) A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor." Within fifteen (15) days after an Indemnitee either (i) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (ii) sustains any Loss not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article X hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure.

(h) The Stockholders and Buyer agree that for purposes of (i) determining whether or not there has been a breach of a representation or warranty by the Company, the

Stockholders, Buyer or Parent and (ii) calculating the amount of Losses incurred arising out of or relating to any such breach, the references to Material Adverse Effect or other materiality qualifications (or correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded.

(i) No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Closing. Notwithstanding anything to the contrary herein, Buyer and Parent shall have the right, irrespective of any knowledge or investigation of Buyer or Parent, to rely fully, and are relying fully, on the representations, warranties and covenants of the Company and the Stockholders contained herein.

(j) No limitation or condition of liability provided in this Article X shall apply to the indemnification obligation of the Stockholders set forth in Section 9.2 hereof.

(k) Calculation of Indemnity Payments.

(i) The amount of any and all Losses under this Article X shall be determined net of the amount of any proceeds actually received by an Indemnitee or any of such Indemnitee's Affiliates under or pursuant to any insurance policy, title insurance policy or indemnity pursuant to which or under which such Indemnitee or such Indemnitee's Affiliates is a party or has rights.

(ii) Notwithstanding anything to the contrary contained in this Agreement, no Indemnitee shall be entitled to recover any amount under this Article X more than once in respect of the same Loss.

(iii) In no event shall any Indemnitee be entitled to recover or make a claim for any amounts in respect of, and in no event shall "Losses" be deemed to include any Losses to the extent specifically included as a liability in the calculation of Closing Net Working Capital or Closing Net Assets.

10.3. Adjustment to Purchase Price. Any payments made by the Stockholders or any of them to Buyer or Parent under Sections 9.2 or 10.2, and any indemnification payments made by the Stockholders or any of them to Buyer or Parent pursuant to this Article X shall be, to the extent permitted by law, treated by all parties as a reduction in the Purchase Price received by the Stockholders hereunder.

ARTICLE XI
MISCELLANEOUS

11.1. Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement or any other Ancillary Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered, if delivered by hand; (b) one (1) business day after transmitted, if transmitted by a nationally-recognized overnight courier service; (c) when sent by facsimile transmission, if sent by facsimile transmission which is confirmed; or (d) three (3) business days after mailing, if mailed

by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

(a) if to Buyer or Parent:

Emtec, Inc.
11 Diamond Road
Springfield, NJ 07081
Facsimile No.: (815) 346-7605
Attention: Stephen C. Donnelly

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Facsimile No.: (215) 994-2222
Attention: Stephen M. Leitzell, Esq.

(b) if to the Company:

Secure Data, Inc.
612 Pierce Blvd
O'Fallon, IL 62269]
Facsimile No.: 618-622-0419 (fax)
Attention: Raymond Kelly

with a copy to:

Mathis, Marifian & Richter, Ltd.
23 Public Square, Suite 300
Belleville, IL 62220
Facsimile No.: (618) 234-9786
Attention: Joseph P. O'Keefe

(c) if to the Stockholders' Agent:

Raymond Kelly
1213 Preswyck Drive
Shiloh, IL 62220

with a copy to:

Mathis, Marifian & Richter, Ltd.
23 Public Square, Suite 300
Belleville, IL 62220
Facsimile No.: (618) 234-9786
Attention: Joseph P. O'Keefe

11.2. Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4. Entire Agreement; Assignment. This Agreement, the exhibits hereto, the schedules hereto, the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned (other than by operation of law), except that Buyer may assign its respective rights and delegate its respective obligations hereunder to its respective Affiliates.

11.5. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any federal court located within State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein which is justiciable in such court, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware

for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

11.8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9. Public Disclosure. After the Closing, Buyer and the Company may issue a joint press release in a form reasonably acceptable to Buyer.

11.10. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement. No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Company or the Buyer to amend, modify or terminate any such employee benefit plan.

11.11. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by (a) Buyer, if incurred for the account of Buyer or Parent; (b) the Company, if incurred for the account of the Company or the Stockholders, but only to the extent included as a current liability in the calculation of Net Working Capital; or (c) the Stockholders, if incurred for the account of the Company or the Stockholders and not included as a current liability in the calculation of Net Working Capital.

11.12. Amendment and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by each of Buyer, Parent and the Stockholders' Agent, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

11.13. Facsimiles. This Agreement, the Exhibits hereto and any other Ancillary Agreement entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall claim that this Agreement, the Exhibits

hereto and any other Ancillary Agreement entered into in connection with this Agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine or deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, and each such party forever waives any such claim or defense.

11.14. Balance Sheets. The parties acknowledge that the Balance Sheets provided to Buyer and Parent prior to the date hereof mistakenly reflected thirteen (13) months of income and twelve (12) months of expenses. The parties acknowledge that, upon discovery of this mistake, the Purchase Price was adjusted downward accordingly.

ARTICLE XII
THE STOCKHOLDERS' AGENT

Each Stockholder hereby agrees as follows:

12.1. Authorization of the Stockholders' Agent. Raymond Kelly (the "Stockholders' Agent") (and any successor appointed to act on his or her behalf) is hereby appointed, authorized and empowered to act, on behalf of the Stockholders, in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other agreements contemplated hereby, and in connection with the activities to be performed on behalf of the Stockholders under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article XII, which shall include the power and authority:

(a) to execute and deliver such waivers, consents, amendments, modifications, or alterations in connection with this Agreement and the consummation of the transactions contemplated hereby as the Stockholders' Agent, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other agreements contemplated hereby;

(b) as the representative of the Stockholders, to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of the Stockholders' Agent arising out of or under or in any manner relating to this Agreement and the Ancillary Agreements and, in connection therewith, to (i) assert or institute any claim for indemnification on behalf of the Stockholder Indemnitees; (ii) investigate, defend, contest or litigate any claim for indemnification initiated by the Company, Buyer or Parent, or any other Person, against the Stockholders, and receive process on behalf of any or all Stockholders in any such claim and compromise or settle on such terms as the Stockholders' Agent shall determine to be appropriate and give receipts, releases and discharges on behalf of all of the Stockholders with respect to any such claim; (iii) file any proofs, debts, claims and petitions as the Stockholders' Agent may deem advisable or necessary; (iv) settle or compromise any claims asserted under this Agreement; (v) assume, on behalf of all of the Stockholders, the defense of any claim that is the basis of any claim asserted under this Agreement; and (vi) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, it being understood that the Stockholders' Agent shall not have any obligation to take, and shall not have liability for any failure to take, any such any action;

(c) to enforce payment of any other amounts payable to the Stockholders, in each case on behalf of the Stockholders, in the name of the Stockholders' Agent;

(d) to cause to be paid the full amount of the Purchase Price Adjustment and any monies or equity earned under the Earn-Out;

(e) to waive or refrain from enforcing any right of the Stockholders or any of them and/or of the Stockholders' Agent arising out of or under or in any manner relating to this Agreement or any other agreement contemplated hereby or thereby; and

(f) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders' Agent, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (g) above and the transactions contemplated by this Agreement.

The Company, Buyer and Parent shall be entitled to rely exclusively upon the communications of the Stockholders' Agent relating to the foregoing as the communications of the Stockholders. Neither the Company, Buyer nor Parent (a) need be concerned with the authority of the Stockholders' Agent to act on behalf of all Stockholders hereunder or (b) shall be held liable or accountable in any manner for any act or omission of the Stockholders' Agent in such capacity. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) the Stockholders' Agent may not enter into or grant any amendments or modifications described in Section 12.1(a) or waivers or consents described in Section 12.1(b) unless such amendments, modifications, waivers or consents shall affect each Stockholder similarly and to the same relative extent and (ii) any such amendment, modification, waiver or consent that does not affect any Stockholder similarly and to the same relative extent as it affects other Stockholders must be executed by such Stockholder to be binding on such Stockholder. Notwithstanding anything to the contrary contained herein, the Stockholders' Agent, in its role as Stockholders' Agent, shall have no liability whatsoever to the Company, Buyer, Parent or any of their respective Affiliates or Subsidiaries. The grant of authority provided for in this Section 12.1 is coupled with an interest and is being granted, in part, as an inducement to the Buyer and Parent to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder and shall be binding on any successor thereto.

12.2. Compensation; Exculpation.

(a) The Stockholders' Agent shall not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(b) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders' Agent hereunder or thereunder, (i) the Stockholders' Agent shall not assume any, and shall incur no, responsibility whatsoever to any Stockholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any instruments, agreements or documents relating thereto,

unless by the Stockholders' Agent's gross negligence or willful misconduct, and (ii) the Stockholders' Agent shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders' Agent pursuant to such advice shall in no event subject the Stockholders' Agent to liability to Buyer, Parent or any other Person, unless by the Stockholders' Agent's gross negligence or willful misconduct.

(c) All of the indemnities, immunities and powers granted to the Stockholders' Agent under this Agreement shall survive the Closing and/or any termination of this Agreement.

ARTICLE XIII
CERTAIN DEFINITIONS

13.1. "Accounting Method Taxes" means any Taxes attributable to any amounts that Parent, Buyer or the Company is required to include in its income, under section 481 of the Code or any other applicable provision of Tax law, as a result of the Company changing from a "cash basis" method of accounting to an "accrual basis" method of accounting after the Acquisition.

13.2. "Accounting Principles" means the accounting principles set forth in Section 13.1 of the Disclosure Letter.

13.3. "Affiliate" of any person means any person, directly or indirectly controlling, controlled by or under common control with such person, and includes any person that would be deemed to be an "affiliate" of such person, as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). With respect to any natural person, "Affiliates" shall also include, without limitation, such person's spouse and any trust the beneficiaries or grantor of which are limited solely to such person and/or his or her spouse. With respect to any trust, "Affiliates" shall also include, without limitation, each of the grantors, trustees and beneficiaries of such trust

13.4. "Arbiter" means an independent registered public accounting firm (other than the "Big 4") mutually acceptable to Buyer and Stockholders.

13.5. "Benefit Plan" means each (i) "employee benefit plan," as defined in Section 3(3) of ERISA and (ii) all other pension, supplemental pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, registered or unregistered, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by the

Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability.

13.6. "Bonus Payments" means any bonus retention payments made to any of the Stockholders in connection with the Management Stockholders' Employment Agreements.

13.7. "Bonus Recipients" mean the Stockholders.

13.8. "business day" means any day other than a day on which banks in the State of New York are required or authorized to be closed.

13.9. "Cisco Business" means the provision of unified communications, advanced security, wireless and network infrastructures utilizing Cisco technologies.

13.10. "Closing Net Assets" shall mean the Net Assets as of the Closing Date as set forth on the Closing Balance Sheet.

13.11. "Closing Net Working Capital" shall mean the Net Working Capital as of the Closing Date as set forth on the Closing Balance Sheet.

13.12. "Debt" means (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Company as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all Debt of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company, (h) all Debt of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company, even though such person has not assumed or become liable for the payment of such Debt, and (i) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses (a) through (h) above.

13.13. "Disclosure Letter" means the disclosure letter being delivered by the Company and the Stockholders to the Buyer on the date hereof.

13.14. "ERISA Affiliate" means any corporation or trade or business (whether or not incorporated) which is treated with the Company as a single employer within the meaning of Section 414 of the Code.

13.15. "Estimated Closing Date Balance Sheet" shall mean a consolidated pro-forma balance sheet of the Company as prepared in accordance with the preparation of the Financial Statements reflecting the Stockholders' good faith estimate of the Company's financial position at Closing, to be prepared in advance of the Closing pursuant to the provisions of Section 1.2(b) of this Agreement.

13.16. "Estimated Debt" shall mean the Debt as of the Closing Date as set forth on the Estimated Closing Date Balance Sheet.

13.17. "Final Determination" means a "determination," as that term is defined in Section 1313(a) of the Code, and any determination of any state, local or foreign governmental authority under any comparable provision of law.

13.18. "GAAP" means U.S. generally accepted accounting principles.

13.19. "Governmental Entity" means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government of any nation, state or other political subdivision thereof.

13.20. "Interim Period" shall mean the portion of any Straddle Period that ends on the Closing Date.

13.21. "knowledge," "to the knowledge" or "known" and words of similar import shall mean the actual or constructive knowledge, after due inquiry, of a natural person or, with respect to a Person that is a corporation, the actual or constructive knowledge, after due inquiry, of the officers and directors of such Person.

13.22. "Lock-Up Period" shall mean (i) a period beginning on the date hereof and ending on the first (1st) anniversary of the date hereof for the first one-third (1/3) of the Parent Stock, (ii) a period beginning on the date hereof and ending on the second (2nd) anniversary of the date hereof for the second one-third (1/3) of the Parent Stock, and (iii) a period beginning on the date hereof and ending on the third (3rd) anniversary of the date hereof for the third one-third (1/3) of the Parent Stock.

13.23. "Losses" shall mean any and all losses, liabilities, damages (including without limitation, punitive, consequential, and special damages, and lost profits or diminution in value), penalties (including, without limitation, governmental penalties,) obligations, awards, fines, deficiencies, interest, claims (including third party claims (including, without limitation, whether or not meritorious)), costs and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement.

13.24. "Management Stockholders" shall mean Raymond Kelly, Matthew Swanson, Aaron L. Broyles and Lonnie E. McMinn.

13.25. "Material Adverse Effect" shall mean individually or together with other adverse effects, any material adverse effect on (i) the assets, liabilities, operations (including

relationships with vendors, suppliers, customers and employees), business, results of operations or financial condition or prospects of the Company, taken as a whole, (ii) the ability of the Company, taken as a whole to consummate the transactions contemplated hereby, or (iii) the ability of the Company, taken as a whole to continue to operate their business after the Closing in substantially the same manner as such business is conducted prior to the Closing.

13.26. "Net Assets" shall mean total assets minus total liabilities.

13.27. "Net Working Capital" shall mean an aggregate amount for the Company equal to (i) all "current assets" including, but not limited to, cash, cash equivalents, other liquid investments, owner receivables, deposits, accounts receivable, employee receivables, rebates receivable, inventory and prepaid expenses, less (ii) all "current liabilities" including, but not limited to, accounts payable, employee payables, Transaction Expenses that are unpaid as of the Closing and not recorded on the Certificate of Closing Amounts attached hereto as Exhibit D, accrued expenses, rebates payable, accrued and withheld payroll taxes, sales tax payable and state and federal excise tax payable (excluding the current portion of long-term liabilities owed to the Company's lender, federal tax payable and state tax payable), in each case as such items are determined using the same accounting methods and principles employed by the Company in preparing their respective Balance Sheets; provided that in determining Net Working Capital, deferred tax assets and liabilities shall be disregarded.

13.28. "Option Purchase Price" shall mean $4.00 per share of Parent Stock.

13.29. "Person" or "person" means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as "group" is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

13.30. "Pre-Closing Tax Period" shall mean any Tax period ending on or before the Closing Date.

13.31. "Pre-Closing Taxes" means all liabilities for Taxes of the Company for Pre-Closing Tax Periods and any Interim Period determined without regard to any carryback of a loss or credit arising after the Closing Date. For purposes of calculating the liability of the Company for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Company were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

13.32. "Pro Rata Share" means the percentage allocable to each Stockholder on Exhibit E.

13.33. "Related Party" means, with respect to the Company, the Stockholders, any member of the family of any Stockholder or any entity (other than the Company) in which any of the foregoing has a material interest.

13.34. "Subsidiary" shall mean with respect to the Company, any person or other business entity of which the Company owns, directly or indirectly, more than 50% (i) of the capital stock or other equity interests or (ii) of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent).

13.35. "Target Net Assets" means $2,500,000.

13.36. "Target Net Working Capital" means $800,000.

13.37. "Transaction Expenses" means all costs and expenses incurred or accrued at or prior to Closing by the Company on behalf of either the Company or the Stockholders in connection with the consummation of the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representative and consultants), and any change of control, success fee, retention, stay-put or other bonus payments due to employees, officers, management committee members or consultants of the Company as a result of or in connection with the consummation of the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

EMTEC FEDERAL, INC.

By: ______________________
Name: GREGORY P. CHANDLER
Title: CHIEF FINANCIAL OFFICER

EMTEC, INC.

By: ______________________
Name: Gregory P. CHANDLER
Title: CHIEF FINANCIAL OFFICER

[Signature Page to the Stock Purchase Agreement]

SECURE DATA, INC.

By: ______________________
Name: Raymond Kelly
Title: President

STOCKHOLDERS

____
Raymond Kelly

Swanson Living Trust dated March 19, 2007

By: ______________________
Name: Matthew Swanson
Title: Trustee

Revocable Living Trust of Aaron Lee Broyles dated November 14, 2006

By: ______________________
Name: Aaron L. Broyles
Title: Trustee

Revocable Living Trust of Lonnie Edwin McMinn dated May 24, 2007

By: ______________________
Name: Lonnie E. McMinn
Title: Trustee

[Signature Page to the Stock Purchase Agreement]

SECURE DATA, INC.

By: ______________________________
Name: Raymond Kelly
Title: President

STOCKHOLDERS

____
Raymond Kelly

Swanson Living Trust dated March 19, 2007

By: ______________________________
Name: Matthew Swanson
Title: Trustee

Revocable Living Trust of Aaron Lee Broyles dated November 14, 2006

By: ______________________________
Name: Aaron L. Broyles
Title: Trustee

Revocable Living Trust of Lonnie Edwin McMinn dated May 24, 2007

By: ______________________________
Name: Lonnie E. McMinn
Title: Trustee

[Signature Page to the Stock Purchase Agreement]

SECURE DATA, INC.

By: ______________________________
Name: Raymond Kelly
Title: President

STOCKHOLDERS

____
Raymond Kelly

Swanson Living Trust dated March 19, 2007

By: ______________________________
Name: Matthew Swanson
Title: Trustee

Revocable Living Trust of Aaron Lee Broyles dated November 14, 2006

By: ______________________________
Name: Aaron L. Broyles
Title: Trustee

Revocable Living Trust of Lonnie Edwin McMinn dated May 24, 2007

By: ______________________________
Name: Lonnie E. McMinn
Title: Trustee

[Signature Page to the Stock Purchase Agreement]

STOCKHOLDERS' AGENT, solely in his capacity as Stockholders' Agent hereunder

Raymond Kelly

[Signature Page to the Stock Purchase Agreement]

EXHIBIT A

Earn-Out

See attached.

Exhibit A

EARN-OUT

This Exhibit A sets forth the understanding of the parties with respect to additional contingent cash and equity consideration as part of the Purchase Price, subject to and in accordance with the terms and conditions of the Agreement and this Exhibit. Unless the context otherwise requires, defined terms contained herein that are not otherwise defined in this Exhibit A shall have the meanings set forth in the Agreement.

1. DEFINITIONS. The following terms as used herein shall have the meanings set forth in this Section 1:

1.1. "Aggregate Earn-Out Consideration" shall mean $1,200,000 plus the Earn-Out Equity Consideration or the Third Measurement Period Level 1 Earn-Out Consideration or some combination thereof, as applicable, it being understood that each Stockholder must choose to receive such Stockholder's Pro Rata Share of the Earn-Out Equity Consideration or such Stockholder's Pro Rata Share of the Third Measurement Period Level 1 Earn-Out Consideration, but not both.

1.2. "Company Expenses" means the following expenses of the Company (i) expenses incurred by the Company in connection with the consummation and Closing of the transactions contemplated by the Agreement and (ii) expenses incurred in connection with the production of any goods sold, the performance of any services and direct expenses related to the management of the Company's business on an ongoing basis, including all (1) labor costs (billable and non-billable costs), including staff wages of any kind and related benefits and subcontractor costs, (2) travel and living costs (net of any reimbursements), (3) product and license costs, (4) maintenance and support costs from third parties, (5) office supplies, seminars trade shows, dues, subscriptions, training and telecommunications costs associated with the above labor costs, (6) overhead, office space rent and other occupancy costs and supplies, (7) marketing expenses including advertising, tradeshow and sponsorships, (8) taxes, insurance, accounting and legal expenses, and (9) general management, marketing, sales and administrative expenses; provided, however, that in the event Buyer consolidates any operations with the Company, for purposes of this Earn-Out, Company Expenses will not exceed any expenses that were historically incurred by the Company.

1.3. "Company Revenue" means the following revenue of the Company:

(a) revenue generated by the performance of application services by employees or consultants of the Company for a third party that was a customer or client of Buyer or any of its Affiliates on or prior to the Closing Date;

(b) revenue generated from a third party that was a customer or client of the Company on or prior to the Closing Date, and was not a customer or client of Buyer or any of its Affiliates during the twenty-four (24) months prior to the Closing Date; and

(c) revenue generated by the performance of application services by employees or consultants of the Company for third parties that are new customers or clients of Buyer or its Affiliates, or of the Company, after the Closing Date.

1.4. "Earn-Out Equity Consideration" means 100,000 shares of Parent Stock, which shall vest immediately upon achievement of the Third Measurement Period Level 1 EBITDA Target (as defined below).

1.5. "EBITDA" means income before interest, income taxes, depreciation and amortization of the Company, provided that in calculating EBITDA, the only revenue and expenses that shall be considered shall be the Company Revenue and Company Expenses.

1.6. "Level 1 Earn-Out Consideration" means $150,000.

1.7. "Level 2 Earn-Out Consideration" means $300,000.

1.8. "Measurement Period" means each of the three (3) consecutive twelve-month periods beginning on the first day of the month following the Closing Date (the "Earn-Out Start Date") and ending on the day before the third anniversary of the Earn-Out Start Date. For clarification purposes, the "First Measurement Period" begins on the Earn-Out Start Date and ends on the day before the first anniversary of the Earn-Out Start Date, the "Second Measurement Period" begins on the first anniversary of the Earn-Out Start Date and ends on the day before the second anniversary of the Earn-Out Start Date, and the "Third Measurement Period" begins on the second anniversary of the Earn-Out Start Date and ends on the day before the third anniversary of the Earn-Out Start Date (collectively, the "Measurement Periods").

1.9. "Statement" has the meaning set forth in Section 2.2 below.

1.10. "Third Measurement Period Level 1 Earn-Out Consideration" means $400,000.

2. DISTRIBUTIONS.

2.1. Determination of Earn-Out Consideration

(a) Subject to the terms and conditions of this Section 2, the Earn-Out for the First Measurement Period shall be as follows: (i) if EBITDA for the First Measurement Period as measured on the last day of the First Measurement Period equals or exceeds $1,200,000 (the "First Measurement Period Level 1 EBITDA Target"), the Stockholders' Agent on behalf of the Stockholders shall receive the Level 1 Earn-Out Consideration and (ii) if EBITDA for the First Measurement Period as measured on the last day of the First Measurement Period exceeds $1,200,000 (the "First Measurement Period Level 2 EBITDA Target"), in addition to the Level 1 Earn-Out Consideration, the Stockholders' Agent on behalf of the Stockholders shall receive the pro rata portion of the Level 2 Earn-Out Consideration determined based upon the amount by which EBITDA for the First Measurement Period as measured on the last day of the First Measurement Period exceeds $1,200,000 but is less than $1,400,000; provided, that in the event

that the EBITDA for the First Measurement Period as measured on the last day of the First Measurement Period exceeds $1,400,000, in addition to the Level 1 Earn-Out Consideration, the Stockholders' Agent on behalf of the Stockholders shall receive the entire amount of the Level 2 Earn-Out Consideration. In the event the EBITDA for the First Measurement Period as measured on the last day of the First Measurement Period exceeds $1,400,000, such excess amount shall be credited towards the EBITDA for the Second Measurement Period; provided, however, that no payment shall be made on account of EBITDA for the Second Measurement Period until after the end of the Second Measurement Period.

(b) Subject to the terms and conditions of this Section 2, the Earn-Out for the Second Measurement Period shall be as follows: (i) if EBITDA for the Second Measurement Period as measured on the last day of the Second Measurement Period equals or exceeds $1,400,000 (the "Second Measurement Period Level 1 EBITDA Target"), the Stockholders' Agent on behalf of the Stockholders shall receive the Level 1 Earn-Out Consideration and (ii) if EBITDA for the Second Measurement Period as measured on the last day of the Second Measurement Period exceeds $1,400,000 (the "Second Measurement Period Level 2 EBITDA Target"), in addition to the Level 1 Earn-Out Consideration, the Stockholders' Agent on behalf of the Stockholders shall receive the pro rata portion of the Level 2 Earn-Out Consideration determined based upon the amount by which EBITDA for the Second Measurement Period as measured on the last day of the Second Measurement Period exceeds $1,400,000 but is less than $1,700,000; provided, that in the event that the EBITDA for the Second Measurement Period as measured on the last day of the Second Measurement Period exceeds $1,700,000, in addition to the Level 1 Earn-Out Consideration, the Stockholders' Agent on behalf of the Stockholders shall receive the entire amount of the Level 2 Earn-Out Consideration. In the event the EBITDA for the Second Measurement Period as measured on the last day of the Second Measurement Period exceeds $1,700,000, such excess shall be first credited towards the EBITDA for the First Measurement Period, and then, to the extent such excess causes the EBITDA for the First Measurement Period to exceed $1,400,000, credited towards the EBITDA for the Third Measurement Period; provided, however, that no payment shall be made on account of EBITDA for the Third Measurement Period until after the end of the Third Measurement Period.

(c) Subject to the terms and conditions of this Section 2, the Earn-Out for the Third Measurement Period shall be as follows: (i) if EBITDA for the Third Measurement Period as measured on the last day of the Third Measurement Period equals or exceeds $1,700,000 (the "Third Measurement Period Level 1 EBITDA Target"), the Stockholders' Agent on behalf of the Stockholders shall receive, at the option of each Stockholder, either the Earn-Out Equity Consideration or the Third Measurement Period Level 1 Earn-Out Consideration or some combination thereof, it being understood that each Stockholder must choose to receive such Stockholder's Pro Rata Share of the Earn-Out Equity Consideration or such Stockholder's Pro Rata Share of the Third Measurement Period Level 1 Earn-Out Consideration, but not both, and (ii) if EBITDA for the Third Measurement Period as measured on the last day of the Third Measurement Period equals or exceeds $1,700,000 (the "Third Measurement Period Level 2 EBITDA Target"), in addition to the Earn-Out Equity Consideration and the Third Measurement Period Level 1 Earn-Out Consideration, as applicable, the Stockholders' Agent on behalf of the

Stockholders shall receive the pro rata portion of the Level 2 Earn-Out Consideration determined based upon the amount by which EBITDA for the Third Measurement Period as measured on the last day of the Third Measurement Period exceeds $1,700,000 but is less than $2,000,000; provided, that in the event that the EBITDA for the Third Measurement Period as measured on the last day of the Third Measurement Period exceeds $2,000,000, in addition to the Earn-Out Equity Consideration and the Third Measurement Period Level 1 Earn-Out Consideration, as applicable, the Stockholders' Agent on behalf of the Stockholders shall receive the entire amount of the Level 2 Earn-Out Consideration. In the event the EBITDA for the Third Measurement Period as measured on the last day of the Third Measurement Period exceeds $2,000,000, such excess shall be first credited towards the EBITDA for the First Measurement Period, and then, to the extent such excess causes the EBITDA for the First Measurement Period to exceed $1,400,000, credited towards the EBITDA for the Second Measurement Period.

(d) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate amount of consideration paid to the Stockholders' Agent on behalf of the Stockholders pursuant to this Exhibit A exceed the Aggregate Earn-Out Consideration.

2.2. Statements.

(a) Within seventy-five (75) days after the end of each Measurement Period, the Company shall cause to be prepared and shall deliver to the Stockholders' Agent a statement setting forth in reasonable detail a calculation of the Earn-Out for such Measurement Period and each prior Measurement Period (the "Statement"). The Statement shall be based upon the financial statements of the Company, shall be prepared in accordance with Section 2.1 hereof and shall be accompanied by the materials and information reasonably available to the Company for purposes of substantiating the Earn-Out for such Measurement Period.

(b) The Stockholders' Agent shall have a period of forty-five (45) days following delivery of the Statement to review, at his expense, the working papers of the Company and Buyer relating to the Statement. Within such forty-five (45) day period, the Stockholders' Agent shall notify Buyer in writing when the Stockholders' Agent has completed his review and whether or not the Stockholders' Agent agrees with the Statement. Any objection to the Statement must specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, working papers, analyses and other documentation. If the Stockholders' Agent does not give Buyer notice of the Stockholders' Agent objection within such forty-five (45) day period, the Statement shall become final and the Stockholders' Agent shall have no further right to disagree therewith, and the payment of the Earn-Out consideration, if any, shall be made. The Company shall provide, or cause to be provided, to the Stockholders' Agent the materials or information reasonably available to the Company that are reasonably requested by the Stockholders' Agent relating to the preparation of the Statement and the calculation of the Earn-Out, if any. The forty-five (45) day review period for the Stockholders' Agent established above will be extended by the number of days between the request and the receipt by the Stockholders' Agent of such reasonably requested materials and information.

(c) In the event the Stockholders' Agent and Buyer do not agree upon the Statement within ten (10) business days after delivery by the Stockholders' Agent of a notice of disagreement, the Stockholders' Agent and Buyer shall submit to the Arbiter such Statement, and any other documents or information that the Arbiter deems pertinent to make a final and binding determination of any issues as to which the parties are in disagreement. The Arbiter shall advise the parties of its decision relative to the controversy within thirty (30) days after its receipt of the applicable statements and other documents or information that it has requested. Such firm shall be acting as an arbitrator and not as an auditor and shall decide only those issues as to which the parties are not in agreement on the grounds that the Statement delivered by Buyer pursuant to Section 2.2(a) was not prepared in accordance with the terms of the Earn-Out, is based on incomplete or inaccurate information or contains computational errors. The fees and disbursements of the Arbiter shall be allocated between Buyer, on the one hand, and the Stockholders' Agent, on the other, so that the Stockholders' Agent share of such fees and disbursements shall be in the same proportion that the aggregate amount that was unsuccessfully disputed by the Stockholders' Agent (as finally determined by the Arbiter) bears to the total amount of such disputed amounts so submitted by the Stockholders' Agent to the Arbiter, and Buyer's share shall be the balance of such fees and disbursements.

2.3. Payment of Aggregate Earn-Out Consideration. Within seven (7) days after final determination (or agreement) of the Statement of the Earn-Out consideration payable for a Measurement Period, if any, by Buyer to the Stockholders' Agent, Buyer shall pay the Earn-Out consideration to the Stockholders' Agent on behalf of the Stockholders as contemplated by Section 1.2 of the Agreement. The Stockholders' Agent will then pay to each Stockholder such Stockholder's Pro Rata Share of such Earn-Out consideration in accordance with the percentages allocable to each Stockholder on Exhibit E of the Agreement.

2.4. Right of Offset. In accordance with the terms of the Agreement, Buyer and the Company shall have the right to set off against any payments due and owing from Buyer to the Stockholders (with the Earn-Out Equity Consideration being valued at $400,000 for this purpose) under any of the provisions of this Exhibit A, to the extent Buyer or Parent have a claim for indemnity against any Stockholder under and subject to Article X of the Agreement.

2.5. Enforcement. In the event it becomes necessary for any party to initiate litigation for purposes of the enforcement or the interpretation of the rights or obligations of the parties hereunder, the party prevailing in the outcome of such litigation shall be entitled to recover from the opposing party such prevailing party's reasonable costs and expenses associated with such litigation, including attorneys' fees.

2.6. Miscellaneous.

(a) The parties understand and agree that Buyer shall have complete discretion with respect to the operation, marketing and pricing of all of the services of the Company and that Buyer may add to, eliminate or otherwise alter at any time or from time to time any or all of such services. The parties acknowledge and agree that (i) the potential Earn-Out is contingent on the performance of the Company and there is no guarantee of any payment

hereunder; (ii) Buyer makes no representation and expresses no opinion as to the value of the Earn-Out; and (iii) so long as Buyer acts in good faith, the Stockholders will not be entitled to and will not make any claims against Buyer, Parent or the Company alleging that Buyer's actions or omissions in the operation of the Company reduced the consideration under the Earn-Out from what it otherwise might have been.

(b) Notwithstanding the foregoing, in order to ensure that the Stockholders are afforded the opportunity to receive the Earn-Out consideration, Buyer agrees that, after the Closing Date and during the Measurement Periods, the business of the Company shall be conducted in the ordinary course and in a businesslike manner and it shall not take any action with the intent or purpose of materially depressing EBITDA. At all times during the Measurement Periods, (i) Buyer shall maintain records with respect to the business of the Company in order to permit the calculation of EBITDA and the Earn-Out consideration, and (ii) Buyer shall not relocate the operations of the Company beyond a one-hundred-fifty (150) mile radius of St. Louis, Missouri. In addition, Buyer agrees that, during the Measurement Periods, it shall only sell or otherwise transfer a controlling interest or substantially all of the assets of the Company if it first obtains from any purchaser of such interest or assets a written confirmation that such purchaser will honor the terms of this Earn-Out so that the Stockholders will remain eligible to receive the Earn-Out consideration, if earned.

(c) The parties acknowledge and agree that all payments made under this Exhibit A are in no way intended as consideration in exchange for the continued employment of any of the Stockholders, but are being paid solely in exchange for the purchase of the shares of Capital Stock. The parties agree that they will not take a tax return position inconsistent with the foregoing.

2.7. Subscription Agreement. In order to receive the Earn-Out Equity Consideration pursuant to Section 2.1(c) above, the Stockholders acknowledge and agree that they will be required to execute a subscription agreement in customary form, including the investor representations contained in Section 4.6 of the Agreement.

EXHIBIT B

Form of Management Stockholders' Employment Agreements

See attached.

EXHIBIT C

Form of Stockholder Release

See attached.

STOCKHOLDER RELEASE

FOR AND IN CONSIDERATION of the purchase by Emtec Federal, Inc., a New Jersey corporation ("Buyer"), of all of the issued and outstanding shares of common stock of Secure Data, Inc., a Delaware corporation (the "Company"), from Raymond Kelly, the Swanson Living Trust dated March 19, 2007 (the "Swanson Trust"), the Revocable Living Trust of Aaron Lee Broyles dated November 14, 2006 (the "Broyles Trust") and the Revocable Living Trust of Lonnie Edwin McMinn dated May 24, 2007 (together with Mr. Kelly, the Swanson Trust and the Broyles Trust, the "Stockholders"), pursuant to the Stock Purchase Agreement, dated June 4, 2010 ("Stock Purchase Agreement"), among the Buyer, Emtec, Inc., a Delaware corporation ("Parent"), the Company and the Stockholders, each of the Stockholders hereby, irrevocably and unconditionally, fully and forever acquits, releases and discharges and agrees to hold harmless, effective as of the time of the Closing (the "Effective Time"), the Buyer, Parent, the Company, the Affiliates of the Company, and all of the foregoing entities' respective officers, directors, employees, agents, representatives, successors and assigns (hereinafter collectively referred to as the "Released Parties") from all actions, claims, causes of action, suits, charges, complaints, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, damages, judgments, liabilities or obligations of any kind whatsoever in law or in equity, whether known or unknown, existing or contingent including, without limitation, any rights to reimbursement, contribution or indemnification from the Company or any Affiliate under the Company's or any Affiliate's organizational documents which any of the Stockholders and their respective administrators, successors and assigns had, now has, can or may have against the Released Parties arising prior to the Effective Time and to the extent relating to the Company or any Affiliate ("Claims"). Notwithstanding anything in this Release to the contrary, nothing in this Release shall in any way release the Buyer for any breach of the Stock Purchase Agreement by the Buyer or Parent and such breaches shall not constitute Claims. Terms used in this Release without definition have the respective meanings ascribed to them in the Stock Purchase Agreement.

Each of the Stockholders hereby irrevocably covenants to refrain, from and after the Closing of the Acquisition, from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Parties, based on or arising from any Claims.

Each of the Stockholders hereby represents that such Stockholder has not heretofore transferred, conveyed or assigned any Claim or any portion thereof or interest therein. Each of the Stockholders further represents that in executing this Release such Stockholder has not relied upon any representation or statement made by any Released Party or any of their representatives with regard to the subject matter, basis or effect of this Release.

This Release may not be changed except in a writing signed by the Stockholders, Buyer and Parent. This Release shall be binding upon the Stockholders and their respective affiliates, heirs, successors and assigns and shall inure to the benefit of the Released Parties and their respective affiliates, heirs, successors and assigns.

If any provision or provisions of this Release or of any of the documents or instruments delivered pursuant hereto, or any portion of any provision hereof or thereof, shall be

deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability hereof or thereof and shall not affect the validity or effect of any other portion hereof or thereof.

Each of the Stockholders hereby represents and warrants that such Stockholder has full power and authority to enter into the agreements set forth herein, and that, upon request, such Stockholder will execute any additional documents necessary or desirable in connection with the enforcement hereof.

This Release, and all agreements, documents and instruments delivered pursuant hereto or incorporated herein, unless otherwise expressly provided therein, shall be governed by, and construed in accordance with, the substantive laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without reference to the conflicts of laws rules of such state. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Release shall be instituted only in the United States District Court for the District of Delaware, or in the absence of jurisdiction, the Court of Chancery of the State of Delaware, New Castle County, and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Release. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including, without limitation, any objection based on the grounds of forum non conveniens, in the aforesaid courts.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release as of the date first above written.

____
Raymond Kelly

Swanson Living Trust dated March 19, 2007

By: ______________________________
Name: Matthew Swanson
Title: Trustee

Revocable Living Trust of Aaron Lee Broyles dated November 14, 2006

By: ______________________________
Name: Aaron L. Broyles
Title: Trustee

Revocable Living Trust of Lonnie Edwin McMinn dated May 24, 2007

By: ______________________________
Name: Lonnie E. McMinn
Title: Trustee

EXHIBIT D

Certificate of Closing Amounts

See attached.

EXHIBIT E

Pro Rata Share Percentages

Owner	Shares Owned	Pro Rata Share
Raymond Kelly	360	72%
Matthew Swanson, Trustee of the Swanson Living Trust dated March 19, 2007	50	10%
Aaron L. Broyles, Trustee of the Revocable Living Trust of Aaron Lee Broyles dated 14th day of November, 2006	45	9%
Lonnie E. McMinn, Trustee of the Revocable Living Trust of Lonnie Edwin McMinn dated 24th day of May, 2007	45	9%
Total Shares Outstanding	500	100%

EXHIBIT F

Stockholder Receivables

ACCOUNT	AMOUNT OF A/R DISTRIBUTED
Cap City Tech	209,672.92
Carlson Wagonlit Travel	15,872.00
DEPT OF AG	1,620.00
Fox Associate	6,472.00
GSA	201,325.77
Harris IT Services	71,015.74
Paetec Integrated Solutions Group, Inc.	2,340.00
Solae, LLC	11,270.00
SSM Healthcare	3,975.00
Swank Audio Visuals	3,420.00
Swank Motion Pictures DBA Support	29,365.00
Symmetry Landscaping	16,462.50
Wind Capital Group	5,545.17
TOTAL DISTRIBUTION	578,356.10